I PONTRIBUTION AGREEMENT


T             ION AGREEMENT (this "Agreement") is made



as of April /,q,1998, among South Seas Properties Company Limited Partnership, a'n Ohio limited partnership (IISSPCII), South Seas Resorts Company Limited Partnership, a Florida limited partnership (IISSRCII), South Seas Resort Limited Partnership, an Ohio limited partnership (IISSRLP'l), Marco SSP, Ltd., a Florida limited partnership ("Marco"), and South Seas &: Captiva Properties, L.P., a Florida limited partnership (IISS&CPII; SSPC, SSRC, SSRLP, Marco and SS&CP are referred to herein individually as a "Seller", and collectively as "Sellers"), CapStar Hotel Com-oany, a Delaware corporation ("CapStar"), and CapStar Management Company, L.P., a Delaware limited partnership ("CapStar Management"; CapStar and CapStar Management are referred to herein individually as a "Purchaser", and collectively as the "Purchasers").



RECITALS:

A., SSPC owns, among other things, the hotel, resort and golf and tennis club properties listed below
(individually, an IISSPC Owned Property" and, collectively, the IISSPC Owned Properties"):



1.	Best Western Sanibel Island Beach Resort, Sanibel
Island, Florida ("Best Western Sanibel,');



2.	Song of the Sea, Sanibel Islaiid, Florida ("Song of the
Sea"); and



3.	The Dunes Golf & Tennis Club, Sanibel Island, Florida
("Dunes Club,');



B.	SSRLP owns the resort commonly known as South
Seas Plantation Resort & Yacht Harbour, Captiva Island,
Florida ("South Seas Plantation");



      C. Marco owns the resort hotel commonly known as the Radisson Suite Beach Resort on Marco Island, Marco Island,
Florida ('!Marco Radisson,l);



D.   SS&CP is in the real estate brokerage business
(the "Brokerage Business");



E.	Sellers are engaged (directly or indirectly)
in, among other things, the following related businesses: (i) operating and managing the SSPC Owned Properties, South Seas Plantation and Marco Radisson (individually, a "Property" and, collectively, the "Properties"), (ii) managing the short-term rental and leasing of individual condominium units and private residences at South Seas Plantation, and (iii) the Brokerage Business (collectively, the "Business,,);

F.	Each Seller desires to contribute to CaDStar
Management all of the right, title and interest in and to the assets, properties and rights (contractual or otherwise) and business of such Seller with respect to the Business, on the terms and conditions set forth herein.



G.	Concurrently with the execution of this
Agreement, SSPC, SSRC and Safety Harbor Management Company, Ltd., a Florida limited partnership ("SHMCII), and Purchasers have entered into a separate Asset Purchase Agreement (the "Other Agreement") providing for the sale of certain assets of SSPC, SSRC and SHMC to Purchasers.



H.	CapStar and American General Hospitality
Corporation ("AGTII) have signed a definitive agreement pursuant to which, among other things: (i) CapStar will merge into AGT (the "Merger"), (ii) AGT will change its name to MeriStar Hospitality Corporation ("MeriStar Hospitality"),
(iii) an operating partnership to be named MeriStar Hospitality Operating Partnership, L.P. will become the MeriStar Hospitality operating partnership in connection with the Merger ("MeriStar Hospitality Operating Partnership"),
(iv) CapStar will spin off its hotel operations and management business to its current shareholders as a new C-corporation to be named MeriStar Hotels & Resorts, Inc(i'MeriStar Hotels") and (v) a new operating partnership to be named MeriStar Hotels & Resorts Operating Partnership, L.P. will be formed t'I'MeriStar Hotels Operating Partnership").



NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller and each Purchaser agrees as follows:



ARTICLE I
DEFINITIONS; DESCRIPTION OF CONTRIBUTED ASSETS;
EXCLUDED PROPERTY



Section 1.1 Definitions. Capitalized words not otherwise defined in this Agreement have the meanings set forth in Exhibit A.



Section 1.2 Contributed Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall contribute to CapStar Management all right, title and interest of that Seller in and to the Contributed Assets, but expressly excluding the Excluded Assets.



Section 1.3 Excluded Assets. There shall be excluded from the assets, properties, rights (contractual and otherwise) and business to'be contributed to CapStar
Management pursuant to Section 1.2 the assets, properties, rights (contractual and otherwise) and business set forth on
Schedule 1.3 (the "Excluded Assets").

Section 1.4 Non-Assi ent of Certain Property.
Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Contributed Assets shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution in the value of such Contributed Asset; provided, however, that in each such case, Sellers shall use commercially reasonable efforts to obtain the consent of such other party to an assignment thereof to CapStar Management.



ARTICLE II
ASSUMPTION OF CERTAIN LIABILITIES; LIABILITIES NOT ASSUMED



Section 2.1 Assum-ption of Certain Liabilities.
CapStar Management shall assume and be responsible for the timely satisfaction or performance, as the case may be, of the following: (i) all Liabilities with respect to the Properties and the Contributed Assets (including, without limitation, the Contracts, the Indenture and the Leases) arising or a--cruing on or after the Closing Date; (ii) any Liabilities described herein to the extent CapStar or CapStar Management has received a credit against the Contribution Consideration therefor; and (iii) the Assume@. Debt (collectively, the "Assumed Liabilities").



Section 2.2 Liabilities Not Assumed. Except for the Assumed Liabilities, neither CapStar nor CapStar
Management shall by execution and performance of this Agreement assume or otherwise be responsible for any Liabilities of Sellers or with respect to the Contributed
Assets (the "Excluded Liabilities").



ARTICLE III
CONTRIBUTION CONSIDERATION; PAYMENT OF CONTRIBUTION
CONSIDERATION; EARNEST MONEY DEPOSIT



Section 3.1 Contribution Consideration. In consideration for the Contributed Assets, Purchasers shall pay to Sellers, in the manner set forth in Section 3.2 below, One Hundred Fifty-Three Million Dollars ($153,000,000), plus or minus the adjustments and prorations called for in Article XII and elsewhere in this Agreement (the "Contribution Consideration").



Section 3.2 Payment of Contribution Consideration.



(a)	on the terms and subject to the conditions of
this Agreement, on the Closing Date, Purchasers shall: (i) assume the Assumed Liabilities, and (ii) issue to SSPC a number of Partnership Units (the "Unit Portion") equal to the quotient obtained by dividing Thirty Million Dollars ($30,000,000) (the "Dollar Amount") by the Collar Price; provided, however, that if



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the Closing Date Price is less than $27.17, the number of
Partnership UniL-s to be issued shall be determined by multiplying the quotient obtained by dividing the Dollar Amount by $30.56 by a fraction the numerator of which is $27.17 and the denominator of which is the Closing Date Price; and, provided, further that if the Closing Date Price is greater than $40.75, the number of Partnership Units to be issued shall be determined by multiplying the quotient obtained by dividing the Dollar Amount by $37.36 by a fraction the numerator of which is $40-75 and the denominator of which is the Closing Date Price. If the Closing Date Price is less than $27.17, CapStar shall have the option of paying the difference between the "Collar Amount" and the "Floor Amount" in immediately available funds at the Time of Closing, in which event the number of Partnership Units to be issued shall be determined by dividing the Dollar Amount by the Collar Amount. For purposes of the preceding sentence, the "Collar Amount" shall mean the amount determined by multiplying the quotient obtained by dividing the Dollar Amount by $30.56 by $27.17, and the "Floor Amount" shall mean the amount determined by multiplying the quotient obtained by dividing the Dollar Amount by $30.56 by the Closing Date Price.



(b)	If at the Time of Closing the sum of the
Assumed Debt and the net adjustments and prorations called for in Article XII and elsewhere in this Agreement (collectively, the "Variable Portion") is greater than One Hundred Twenty-Three Million Dollars ($123,000,000), then at the Time of Closing SSPC shall pay to CapStar in immediately available funds the amount by which the Variable Portion exceeds One Hundred Twenty-Three Million Dollars ($123,000,000). If at the Time of Closing the Variable Portion is less than One Hundred Twenty-Three Million Dollars ($123,000,000), then at the Time of Closing CapStar shall pay to SSPC in immediately available 'Lunds the amounl- by which the Variable PorL--ion is less than One Hundred Twenty-Three Million Dollars ($123,000,000).



Section 3.3 Effect of Mercrer Transaction on
Contribution Consideration. If between the date hereof and the Time of Closing the Merger is consummated, then in lieu of delivering Partnership Units in CapSL--ar Management in satisfaction of the Unit Portion of the Contribution Consideration, CapStar shall deliver to SSPC or shall cause to be delivered to SSPC one Partnership Unit in each of MeriStar Hotel Operating Partnership and MeriStar Hospitality Operating PartnershiD for each Partnership Unit in CaDStar Management that SSPC otherwise would have been entitled to under this Agreement. .Sellers and Purchasers acknowledge and agree that the consummation of the Merger shall not be a condition to their respective obligations under this Agreement.



Section 3.4 Earnest Money Deposit. Upon execution of this Agreement CapStar shall deposit the sum of One
Million Dollars ($1,000,000) (the "Initial Deposit") in an escrow account



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established with First American Title Insurance Company,
Washington, D.C. (the "Escrow Agent"). Upon expiration of the Due Diligence Period, if CapStar and CapStar Management decide to proceed with the transaction contemplated hereby, CapStar shall deposit the additional sum of Fourteen Million Dollars ($14,000,000), Five Million Dollars ($5,000,000) of which may be in the form of an irrevocable letter of credit complying with the requirements of Section 3.5 below (the "Additional Deposit"; the Additional Deposit and the Initial-Deposit are hereafter collectively referred to as the "Earnest Money Deposit"). The Initial Deposit and the Additional Deposit shall be invested in an interest-bearing account reasonably acceptable to both parties. If there is a conflict between the provisions of this Agreement and the terms of any applicable escrow agreement, the provisions of this Agreement shall govern. If this transaction is consummated, the Earnest Money Deposit (together with any interest earned thereon) shall be returned to CapStar. if Purchasers terminate this Agreement prior to the expiration of the Due Diligence Period, the Earnest Money Deposit (together with any interest earned thereon) shall be returned to CapStar. If after expiration of the Due Diligence Period this transaction is not consummated, the Earnest Money Deposit (together with any interest earned thereon) shall be:
(i) returned to capSL--ar if the reason this transaction is not consummated is because (A) CapStar and CapStar Management have elected to terminate this Agreement pursuant to Article X, (B) CapStar and CapStar Management have elected to terminate this Agreement pursuant to Section 11.7, or (C) the failure of one or more of the conditions precedent set forth in Sections 7.1 or 7.2 of this Agreement to be satisfied at or prior to the time required by this Agreement, or (ii) paid to Sellers, as liquidated damages under Section 11.10 hereof, if this transaction is not consummated by reason of the default of Car,Star or CapSt--ar Management hereunder.



Section 3.5 Letter of Credit. In lieu of funding the entire Additional Deposit in immediately available funds, CapStar may deliver to the Escrow Agent an irrevocable and unconditional letter of credit in the amount of up to Five Million Dollars ($5,000,000), expiring no sooner than thirty
(30) days following the scheduled Closing Date, naming the Escrow Agent as beneficiary thereunder, issued by a bank that is a member of the New York Clearing House Association, and otherwise in form and substance reasonably acceptable to SSPC (the "Letter of Credit"). The cost of the Letter of Credit shall be paid by CapStar. The Letter of Credit shall be held by the Escrow Agent to secure CapStar's and CapStar Management's obligations under this Agreement. If the Closing is unlikely to occur on the scheduled Closing Date and if CapStar fails to extend the Letter of Credit at least fifteen (15) days prior to its expiration to a date upon which the Closing is likely to occur, then the Escrow Agent may draw the proceeds of the Letter of Credit and hold the proceeds thereof as security for the performance of CapStar's and CapStar Management's obligation to complete the transaction contemplated hereby. As provided in the Letter of Credit, it may be drawn upon by the Escrow Agent if SSPC has terminated this Agreement due to the default of CapStar or CapStar Management hereunder. All funds drawn on the Letter of Credit shall comprise earnest money and shall be paid over to SSPC at the same time any remaining Earnest Money Deposit is paid over to SSPC under Section 3.4. The Letter of Credit shall be returned to CapStar (i) upon SSPC's receipt of the Contribution Consideration andother sums to be paid under this Agreement, or (ii) at the same time the Earnest Money Deposit is paid over to CapStar under Section 3.4. In addition to the other instances in this Section 3.5 under which the Letter of Credit may be drawn upon, the Letter of Credit may be drawn upon and the proceeds thereof paid to SSPC at such time as SSPC is required under Section 8.4(e) to purchase Notes tendered as part of the Tender Offer.



Section 3.6 Tax-Free Contribution. The parties agree that the transfer of Contributed Assets to CapStar Management as contemplated by this Agreement shall be treated for federal income tax purposes as a contribution of the Contributed Assets to CapStar Management in exchange for a partnership interest in CapStar Management that is intended to qualify as a tax-free contribution under the Code.



ARTICLE IV
DUE DILIGENCE PERIOD; BOARD OF DIRECTOR APPROVAL



Section 4.1 Due Diligence Period.

(a)	CapStar and CapStar Managemen



	(a) CapStar and CapStar Management shal	until
5:00 p.m., Eastern Standard Time, on April Y01998 (	"Due
Diligence Period"), to determine whether in@aeir sole	and

absolute discretion they will proceed with this transaction. If CapStar fails to notify SSPC in writing prior to the expiration of the Due Diligence Period that CapStar has elected not to proceed with this transaction, CapStar and CapStar Management shall be deemed to have irrevocably elected to proceed with this transaction.



(b)	subject to the remaining provisions of this
Section 4.1, during the Due Diligence Period, Sellers shall give CapStar and CapStar Management access to the
Contributed Assets. Sellers shall furnish to CapStar and CapStar Management as promptly as reasonably practicable during the Due Diligence
Period all	additional materials, documents and
information
concerning	the Contributed Assets as CapStar or CapStar
 .Management	may reasonably request, to the extent the same
exist
and are in	the possession or control of Sellers or the
Seller
Entities. 	CapStar and CapStar Management agree that no
Seller
shall have	to undertake any tests, studies or
investigations in
discharging its obligations under this Section 4.1(b).

(c)	CapStar and CapStar Management shall have the
right, at their cost and expense, to perform or cause to be performed, any structural, engineering and environmental tests, studies and investigations deemed necessary by CapStar or CapStar Management; provided, however, that such tests, studies and investigations undertaken by CapStar or CapStar Management or their respective employees, agents or representatives (collectively, the "CapStar Representatives") shall be conducted only: (i) upon not less than forty-eight
(48) hours' prior notice to SSPC; (ii) during normal business hours of SSPC; and (iii) with SSPC's prior written approval (which approval shall not be unreasonably withheld). All of CapStar's and CapStar Management's activities under this
Section 4.1 shall be coordinated through Richard E. Krichbaum or his designee. CapStar and CapStar Management shall conduct their activities under this Section 4.1 in a manner so as not to unreasonably interfere or otherwise unreasonably disrupt the Business, operation of the Properties or the Employees or guests of Sellers. Notwithstanding any other provision of this Section 4.1 to the contrary, neither CapStar nor CapStar Management shall perform any drilling, boring or similar invasive testing without Richard E. Krichbaum's prior written consent. Neither CapStar nor CapStar Management shall, without the prior written consent of Richard E. Krichbaum, (i) disclose the nature or purpose of their activities to anyone other than CapStar Representatives and Robert M. Taylor, Richard E. Krichbaum, Timothy R. Bogott or Judy Emens, or (ii) disrupt Sellers' Employees or guests.- CapStar and CapStar Management agree to jointly and severally indemnify and hold harmless Sellers, their respective employees and partners from and against any and all losses, damages, claims, costs and expenses (including legal fees- and expenses) to the extent caused by CapStar, CapStar Management or the CapStar Representatives arising from any inspection activities undertaken under this
Section 4.1. CapStar and CapStar Management, at their own cost and expense, shall restore any damage to the Property caused by any of the tests, studies or investigations made by CapStar, CapStar Management or the CapStar Representatives. Any information obtained by CapStar, CapStar Management or the CapStar Representatives under this Section 4.1 shall be subject to the confidentiality provisions of Section 8.3(a) of this Agreement. The indemnification obligations and other obligations of CapStar and CapStar Management in this Section
4.1 shall survive termination of this Agreement and the Closing.



(d)	Sellers and CapStar have caused the Title
Compdny to furnish to CapStar and CapStar Management the title insurance commitments listed on Schedule 4.1(d) issued by the Title Company covering each parcel of Real Property, binding the Title Company to issue ALTA Form B-1970 Owner's Policies of Title Insurance, in favor of CapStar Management, together with copies of all documents identified in such title insurance commitments as exceptions to title (the "Title Commitments"). Sellers have delivered or made available to CapStar and CapStar Management



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copies of the existing land surveys listed on Schedule 4.1(d)
with respect to each parcel of Real Property (the "Existing Surveys"). CapStar shall,have until 5:00 p.m., Eastern Standard Time, on April 9, 1998, to notify SSPC and the Title Company of any restrictions, reservations, limitations, easements, conditions, defects or encumbrances (together herein called "Title Defects") disclosed in the Title Commitments which are objectionable to CapStar. If CapStar so notifies SSPC of any Title Defects, SSPC shall have until 5:00 p.m., Eastern Standard Time, on April 13, 1998 (the "Reply Period") in which to cure or remove or commit to cure or remove such Title Defects. Upon expiration of the Reply Period, the Title Company shall notify SSPC and CapStar as to whether or not it is then in a position to insure over the Title Defects or issue its policies of title insurance (collectively, the "Title Policies") without showing as exceptions the Title Defects. If the Title Company shall notify the parties that it will issue the Title Policies, this transaction shall be consummated in accordance with the terms and provisions of this Agreement. If the Title Company shall notify the parties that it will not issue the Title Policies with the Title Defects removed or insured over, this Agreement shall, at CapStar's option, thereupon be terminated, void and of no further force and effect, the Escrow Agent shall thereupon return to CapStar the funds and documents previously paid or deposited by it, including, but not limited to, the Earnest Money Deposit, and the parties shall be fully released and discharged from any liability or obligation hereunder. The items set forth in the Title Commitments to which CapStar does not object or to which CapStar has objected prior to expiration of the Due Diligence Period but which the Title Company has agreed in writing to remove or insure over are hereafter referred to as "Permitted Title Exceptions." Permitted Title Exceptions shall also include any purchase money security interests granted in connection with the purchase of any of the personal property that is the subject of the Equipment Leases being assumed by CapStar Management hereunder. Notwithstanding anything to the contrary contained in this Agreement, with the exception of the Assumed Debt, the Permitted Title Exceptions and any items for which CapStar or CapStar Management has received a credit against the Contribution Consideration under Section
12.1 hereof, Sellers shall cause all monetary liens or encumbrances affecting the Properties and disclosed in the Title Commitments (or incurred after the effective time of the Title Commitments) to be removed on or prior to Closing.



ARTICLE V
SELLERS' REPRESENTATIONS AND WARRANTIES



To induce CapStar and CapStar Management to enter into this Agreement and to consummate the transaction contemplated hereby, each Seller hereby makes the following representations and warranties with respect to itself and the Contributed Assets in which such Seller has an ownership interest (directly or indirectly) , upon which each Seller acknowledges and agrees that
CapStar and CapStar Management are entitled to rely:



Section 5.1 Organization and Power of Sellers.
Each Seller is duly formed or organized (as the case may be), validly existing and in good standing or full force and effect in the jurisdiction of its formation or organization, and is qualified to do business in all jurisdictions in which such qualification is necessary (except where such failure to qualify would not result in a Material Adverse Effect), and has all requisite corporate or partnership (as the case may be) power and authority to own, lease and operate its proverty and to carry on its business as now being conducted.



Section 5.2 Authority and Binding Obligation.
Each Seller has full corporate or partnership (as the case may be) power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by such Seller pursuant to this Agreement and to perform all obligations arising under this Agreement and under such other documents. The execution, delivery and performance of this Agreement by each Seller has been duly and validly authorized by all necessary corporate or partnership (as the case may be) ac+@-ion on the part of such Seller, and this Agreement has been duly executed and delivered by such Seller. This Agreement and such other documents, when executed and delivered, will each constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.



Section 5.3 Consents and Approvals; No Conflicts.
With respect to each Seller: (i) there is no legal impediment to such Seller's donsummation of the transaction contemplated by this Ag--eement; and (ii) no f iling with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by such Seller of the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transaction contemplated hereby, nor compliance by such Seller with any of the provisions hereof will: (i) result in a violation of any provision of such Seller's organizational or governing documents in which such Seller owns an interest; (ii) violate any Applicable Law to which such Seller is subject; or (iii) result in a violation or breach of, or constitute a default under, any Material Contract.



Section 5.4 Title to Contributed Assets.

(a)	Schedule 1.2(a) sets forth a true, correct
and complete legal description of each parcel of the Land and the correct and complete address of each Property. SSPC (with respect to Best.Western Sanibel, Song of the Sea, and Dunes Club), SSRLP (with respect to South Seas Plantation), and Marco (with respect to Marco Radisson) own fee simple title to such



9

Real Property, which in each case shall be free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever as of the Closing Date, subject only to the Permitted Title
Exceptions.



(b)	Each Seller has good title to the Personal
Property used by it in connection with its business, which in each case shall be free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever as of the Closing Date, subject only to the Permitted Title Exceptions.



(c)	Except for the pledge of the DG&CC Stock
granted in connection with the Credit LyonnaiS Debt, SSPC owns the DG&CC Stock free and clear of all liens, security interests, encumbrances and restrictions of any nature whatsoever. The sole asset held by DG&CC is the liquor license issued i-n connection with the operation of the Dunes. To Sellers, Knowledge, DG&CC has no Liabilities.



Section 5.5 Absence of Changes.  Since December 31,
1997, there has not been any material adverse change in the business, assets, properties, liabilities, revenues or financial condition of any Seller or the Properties, except for changes due to the seasonal nature of the Business.



Section 5.6 Financial Statements and Reports; Absence of Undisclosed Liabilities.



(a)	Schedule 5.6 sets forth: (i) the audited and
unaudited consolidated financial statements of SSPC, (ii) the unconsolidated unaudited financial statements of SSPC, Marco SSP, Ltd. and South Seas Resort Limited Partnership, and
(iii) certain other financial reports that have been furnished previously to Purchasers by Sellers (the "Financial Statements"). The Financial Statements are true and correct in all material respects, have been prepared from and are in accordance with the books and records cf each Seller in substantial conformity with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material resnects the financial condition of each Seller as of the dat@s stated and the results of operations for the periods then ended (subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments). SSPC has filed all required forms, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all of which have complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and such rules and regulations (hereinafter collectively referred to as the IISSPC Reports"). None of the SSPC Reports, at the time filed, contained any untrue statement of a material fact or omitted to



1 0

state a materi-al fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SSPC included in the SSPC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission a-Qplied on a consistent basis (except as otherwise noted in such financial statements) and present fairly in all materi-al respects the financial position, results of operations, cash flows and changes in financial position of SSPC and its consolidated subsidiaries as of the dates stated or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments. Purchaser acknowledges that under the terms of the lease between SHMC, an affiliate of SSPC, the annual lease payment is $1,200,000 and that a portion of the lease payment will be credited against the option to purchase contained in the lease if the option is exercised. Because SHMC expects to exercise the option, SSPC has capitalized a portion of the annual lease payment and SSPC's Financial Statements reflect lease expense of approximately $135,000 for the calendar year 1997.



(b)	To Sellers, Knowledge, no Seller has any
Liabilities which are required to be disclosed on a balance sheet under GAAP, other than (i) the Liabilities shown in the Financial Statements, (ii) Liabilities disclosed in any of the Schedules attached hereto, and (ii) Liabilities which have arisen since December 31, 1997 in the ordinary course of business (none of which relate to any breach of contract, tort, or violation of .kpplicable Law).



SecL--ion 5.7 Com-pliance with A-ot)licable Law.
Except as disclosed in Schedule 5.7, to Sellers' Knowledge, no Seller is in violation of any Applicable Law.



Section 5.8 Liticration. Except as disclosed in
Schedule 5.8, there is no action, suit or proceeding pending or, to Sellers, Knowledge, threatened against any Seller or the Properties in any cour-L or before any Governmental Authority which: (i) seeks to enjoin or prohibit, or otherwise questions the validity or enforceability of this Agreement or any action taken or to be taken by Sellers in connection with this Agreement, or (ii) if adversely determined would have a Material Adverse Effect.



Section 5.9 Insurance. Schedule 5.9 sets 'Lorth a true, correct and complete lisl-- and description of each insurance policy maintained by any Seller with respect to the Properties (the "Insurance Policies"). To Sellers'
Knowledge, all of the Insurance Policies are valid and in full force and effect.



11

Section 5.10 Labor and Em-ployment Matters. To
Sellers' Knowledge, each Seller has complied in all respects with all Applicable Laws relating to employment matters. There are no collective bargaining or other labor agreements to which any Seller is bound with respect to employees of any Seller.



Section 5.11 Taxes.  All Taxes imposed upon any
Seller with respect to the Business or the Contributed Assets which are due and payable by the applicable Seller have been paid in full and are current. No Seller has received any written notice that any such Taxes are overdue or have not been paid. To Sellers, Knowledge, each Seller has duly filed all federal, state and local tax returns and tax reports required to be filed by it under Applicable Law, all such returns and reports are true and correct in all material respects and all Taxes and other charges arising under such returns and reports have been fully paid or will be timely paid.



Section 5.12 Enviro=ental Matters. Schedule 5.12 sets forth a true, correct and complete list of all environmental assessments, reports and studies with respect to the Land prepared within the last three (3) years by or on behalf of, or otherwise in the possession or control of, any Seller and Sellers have delivered or made available to CapStar a copy of each such assessment, report and study. Except as disclosed in Schedule 5.12, there are no pending Environmental Claims, and to Sellers, Knowledge, no Environmental Claims are threatened.



Section 5.13 ERISA. (a) The only "employee pension benefit plans", as defined in Section 3 of ERISA, maintained by S-ellers are those disclosed in Schedule 5.13 (the "Pension Plans"), and the only "employee welfare benefit plans", as defined in Section 3 of ERISA, maintained by any Seller are those disclosed in Schedule 5.13 (the "Welfare Plans"; the Pension Plans and the Welfare Plans are hereafter collectively referred to as the "Plans") .



(b)	Except as disclosed in Schedule 5.13, a
favorable determination letter has been issued by the Internal Revenue Service wil--h respect to L--he tax-qualified status under Section 401(a) of the Code for each Pension Plan. Since the date of the most recent determination letter, each Pension Plan has been timely amended to comply with all Applicable Laws with respect to such Pension Plan, and a request for a new determination letter has been filed with the Internal Revenue Service within the time required to preserve the rights of the sponsor of such Pension Plan to adopt such amendments to such Pension Plan as may be required by the Internal Revenue Service in order to secure a favorable determination letter with respect to such Pension Plan's continued L--ax-qualified status.



(c) No Seller has incurred any material liability to the Internal Revenue Service, the U.S. Department of Labor, the



12

Pension Benefi-t Guaranty Corporation or any participant or former participant with respect to the Plans, other than routine claims for benefits.



- (d) Except as disclosed in Schedule 5.13: (i) the
Plans have been maintained, operated and administered in all material respects in accordance with their respective terms and the provisions of ERISA and the Code, and (ii) there are no accumulated funding deficiencies (as defined in Section 302 of ERISA and 412 of the Code) with respect to any Plan.



Section 5.14 ' Permits. Except as disclosed in '
Schedule 5.14, to Sellers' Knowledge, each Seller holds all Permits required in conducting its business and operating its properties, each of which to Sellers' Knowledge is valid and in full force and effect and no provision or condition of which has been breached or violated.



Section 5.15 Leases. Schedule 1.2(i) and Schedule
1.2(i) set forth a true, correct and complete list of the Tenant Leases and Seller Leases, respectively, and Sellers have delivered or made available to CapStar a true, correct and complete copy of the Tenant Leases and Seller Leases, and true, correct and complete sample forms of the Condominium Lease Agreements. No Seller has received any written notice of any default under any of the Leases, and to Sellers' Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default thereunder. Schedule 5.15 sets forth a true, correct and complete list of the Condominium Lease Agreements as of March 31, 1998, including the units covered by such Condominium Lease Agreements, the dates such Condominium Lease Agreements were entered into and the names of t--he other parties thereto.



Section 5.16 Contracts. Schedule 5.16 sets forth a true, correct and complete list of all Equipment Leases (indicating therein which Equipment Leases constitute Capital Leases) and all Material Contracts in e'Lfect as of the date hereof, and Sellers have delivered or made available to CapStar a true, correct and complete copy of the Equipment Leases, Material Contracts, Franchise Agreements, Management Agreements and Memberships. No Seller has received any written notice of any default under any of the Contracts, and to Selle--s' Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a default thereunder. Schedule 5.16 sets forth a true, correct and complete list of all Contracts and Leases that require aggregate remaining payments in excess of Two Hundred Thousand Dollars ($200,000) and that require by their express terms the consent of the other party thereto in connection with the assignment thereof to CapStar Management as contemplated by this Agreement. Each Purchaser acknowledges that only the consents listed as deliveries under



13

Section 9.2 shall constitute a condition to each Purchaser's obligations hereunder.



Section 5.17 ' Indenture. To SSPC's knowledge, the
Indenture is valid and in full force and effect and enforceable in accordance with its terms. To SSPC's knowledge, none of the parties under the Indenture is in default thereunder. No notice has been received by SSPC claiming any default by SSPC or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the Indenture.



Section 5.18 Foreicrn Person. No Seller is a
"foreign person" for purposes of the withholding provisions of Sections 1445 and 7701 of the Code.



Section 5.19 ' Finders and Investment Brokers.
Except for NationsBanc Montgomery Securities LLC, no broker, finder or financial adviser has acted directly or indirectly as such for Sellers in connection with the transaction contemplated by this Agreement, or is entitled to any fee or commission in connection with this Agreement or the transaction contemplated hereby.



Section 5.20 Credit Lvonnais Debt. Pursuant to the terms of the Amended and Restated Loan Agreement, dated as of September 26, 1996, as amended, among Credit Lyonnais New York Branch ("CLNYBII) , Barnett Bank, N.A., FINOVA Capital Corporation, CLNYB as administrative agent and collateral agent, SSPC, SSRC, Marco, SSRLP and Safety Harbor Management Company, Ltd. (the "Credit Lyonnais Loan Agreement"), the Credit Lyonnais Debt may be prepaid, in full, without premium or penalty (other than prepayment costs) , at the end oE- any applicable interest period upon not less than three (3) business days' prior written notice.



Section 5.21 Trademarks. Schedule 5.21 sets forth a true, correct and complete list of each registered trademark, tradename, symbol and logo used by Sellers in connection with the Business (the "Proprietary Rights"). Sellers are the sole and exclusive owners of all right, title and interest in and to all Proprietary Rights. The Proprietary Rights do not infringe upon any trademark, tradename, symbol or logo of any third party and, to,the best of Sellers, Knowledge, none of the Proprietary Rights are being infringed upon by any person, firm, corporation or other legal entity.



Section 5.22 Additional Documents. SSPC has delivered or will, prior to the Time of Closing, deliver to CapStar all .documents and information in SSPC's possession relating to the property underlying the Option Agreement.



CAPSTAR AND CAPSTAR MMAGEMENT ACKNOWLEDGE AND
AGREE THAT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT,
CAPSTAR MANAGEMENT IS TAKING THE CONTRIBUTED ASSETS AND THE
PROPERTIES ON AN AS-IS, WHERE-IS BASIS WITH ALL FAULTS AND
THAT, EXCEPT AS



14

EXPRESSLY SET FORTH IN THIS ARTICLE V, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE CONTRIBUTED ASSETS AND THE PROPERTIES. CAPSTAR AND CAPSTAR MANAGEMENT REPRESENT THAT THEY ARE ENGAGED IN THE BUSINESS OF HOTEL AND RESORT PROPERTIES INVESTMENT, OWNERSHIP AND OPERATION AND AS OF THE CLOSING DATE, THEY HAVE BEEN GIVEN FULL AND COMPLETE ACCESS TO THE CONTRIBUTED ASSETS AND THE PROPERTIES FOR ALL INSPECTIONS AND REVIEWS THAT THEY RAVE DESIRED TO CONDUCT IN PERSON AND THROUGH THEIR RESPECTIVE AGENTS, EMPLOYEES OR REPRESENTATIVES, AND THEY WILL BE FAMILIAR WITH THE CONTRIBUTED ASSETS AND THE PROPERTIES AND WILL RAVE MADE SUCH INDEPENDENT INVESTIGATIONS AS THEY DEEM NECESSARY OR APPROPRIATE CONCERNING THE CONTRIBUTED ASSETS AND THE PROPERTIES.



Each of L-he representations and warranties contained in this Article V and its various subparagraphs are intended for the benefit of CapStar and CapStar Management and may be waived in whole or in part by CapStar and CapStar Management, but only by an instrument in writing signed by CapStar and CapStar Management. All rights and remedies arisi-ng in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby for the period set forth in Section 11.1 hereof unless CapStar or CapStar Management has Knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty and CapStar and CapStar Management nevertheless elect to close this transaction.



ARTICLE VI
CAPSTAR'S AND CAPSTAR MANAGEMENT'S REPRESENTATIONS AND
WARRANTIES



To induce Sellers to enter into this Acrreement and to consummate the transaction contemplated hereby, @apstar and CapStar Management hereby jointly and severally make the following representations and warranties, upon which CapStar and CapStar Management acknowledge and agree that Sellers are entitled to rely:



Section 6.1 Oraanization and Power.  Each
Purchaser is duly formed or organized (as the case may be), validly existing and in good standing or full J'-orce and effect in the jurisdiction of its formation or organization and is qualified to do business in all jurisdictions in which such qualification is necessary (except where such failure to qualify would not result in a Material Adverse Effect) and has all requisite corporate or partnership (as the case may be) power and authority to own, lease and operate its property and to carry on its business as now being conducted. If the Merger is consummated prior to consummation of this transaction, MeriStar Hotel Operating Partnership, MeriStar HospiL--ality operating Partnership, MeriStar is

Hotels and MeriStar HosDitality (collectively, the "Merger Entiti-es") will each be duly formed or organized (as the case may be), validly existing and in good standing or full force and effect in the jurisdiction of its formation or organization and will be qualified to do business in all jurisdictions in which such qualification is necessary (except where the failure to so qualify will not result in a Material Adverse Effect) and will have all requisite corporate or partnership (as the case may be) power and authority to own, lease and operate its property and to carry on its business as presently contemplated to be conducted.



Section 6.2 Authority and Binding Obligation. Each
Purchaser has full corporate or partnership (as the case may be) power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by such Purchaser pursuant to this Agreement and to perform all obligations arising under this Agreement and under such other documents. The execution, delivery and performance of this Agreement by each Purchaser has been duly and validly authorized by all necessary corporate or partnership (as the case may be) action on the part of such Purchaser and this Agreement has been duly executed and delivered by such Purchaser. This Agreement and such other documents, when executed and delivered, will each constitute the legal, valid and binding obligations of each Purchaser, enforceable against each Purchaser in accordance with their respective terms. If the Merger is consummated prior to consummation of this transaction, each Merger Entity will have full corporate or partnership (as the case may be) power and authority to perform all obligations arising under this Agreement and all other documents to he executed and delivered pursuant to this Agreement and this Agreement and such other documents, when executed and delivered, will each constitute the legal, valid and binding obligations of each Merger Entity, enforceable against each Merger Entity in accordance with their respective terms.



Section 6.3 Consents and A-pprovals; No Conflicts.
Except as disclosed in Schedule 6.3: (i) there is no legal impediment to consummation by either Purchaser of the transaction contemplated by this Agreement, and (ii) no filing with, and no pe=it, authorization, consent or approval of, any Governmental Authority or other third party is necessary for the consummation by either Purchaser o-Lc the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement by each Purchaser, nor the consummation by each Purchaser of the transaction contemplated hereby, nor compliance by each Purchaser with any of the provisions hereof will: (i) result in a violation of any provision of the organizational or governing documents of such Purchaser; (ii) violate any Applicable Law to which such Purchaser is subject; or (iii) result in a violation or breach of or constitute a default under any contract, agreement, note, bond, mortgage, indenture, license, lease, franchise, permit or other instrument or obligation to which such Purchaser is a party or by whi-ch any of such Purchaser's properties are bound. If the



16

Merger is consummated prior to consummation of this transaction, (i) there will be no legal impediment to any Merger Entity's consummation of the transaction contemplated by this Agreement, and (ii) no filing with, and no pe=it, authorization, consent or approval of, any Governmental Authority or other third party will be necessary for the consummation by any Merger Entity of the transaction contemplated by this Agreement. If the Merger is consummated prior to consummation of this transaction, neither the consummation by each Merger Entity of the transaction contemplated hereby, nor compliance by each Merger Entity with any of the provisions hereof will: (i) result in a violation of any provision of the organizational or governing documents of such Merger Entity; (ii) viola-te any Applicable Law to which such Merger Entity will be subject; or (iii) result in a violation or breach of or constitute a defaull-under any contract, agreement, note, bond, mortgage, indenturei license, lease, franchise, permit or other instrument or obligation to which such Merger Entity will be a party or by which any of such Merger Entity's properties will be bound.



Section 6.4 Litigation- There is no claim, litigation, proceeding or investigation pending, or to either Purchaser's Kr-owledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity or enforceability of this Agreement or any action taken or to be taken by either Purchaser in connection with this Agreement.



Section 6.5 Finders and Investment Brokers. All negotiations relating to this Agreement and the transaction contemplated by this Agreement have been carried on without the involvement of any person or entity acting on behalf of either Purchaser in such a manner as to give rise to any valid claim against any Seller 'Lor any broker's fee, finder's fee or similar compensation.



Section 6.6 Financial Statements and Reports.
CapStar has filed all required fo=s, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act o@L 1934, as amended, and the rules and regulations promulgated thereunder, all of which have complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, respectively, and such rules and regulations (hereinafter collectively referred to as the "Purchaser Reports"). None of the Purchaser Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CapStar included in the Purchaser Reports complied as to form in all material respects with applicable accounting requirements and the published rules and



17

regulations of the Securities and Exchange Commission applied on a consistent basi-s (except as otherwise noted in such financial statements) and present fairly in all material respects the financial position, results of operations, cash flows and changes in financial position of CapStar and its consolidated subsidiaries as of the dates stated or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments. If the Merger is consummated prior to this transaction, each Merger Entity that will be subject to Securities and Exchange Commission reporting requirements will file all required forms, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all of which will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, respectively, and such rules and regulations (hereinafter collectively referred to as the "Merger Entity Reports"). None of the Merger Entity Reports, at the time filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements L--herein, in light of the circumstances under which they are made, not misleading. The financial statements of the Merger Entities included in the Merger Entity Reports will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission applied on a consistent basis (except as otherwise noted in such financial statements) and will present fairly in all material respects the financial position, results of operations, cash flows and changes in financial position of the Merger Entity filing the same and its consolidated subsidiaries as of the dates stated or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments.



Section 6.7 Stock Issuance. The CapStar Common
Stock to be issued in exchange for the Partnership Units has been duly authorized for issuance and, when issued and delivered by CapStar will be validly issued, fully paid and nonassessable and listed (cr approved for listing upon notice of issuance) on The New York Stock Exchange. The CavStar Common Stock to be issued in ex.change for the Partnership Units will not be issued in violation of any preemptive or similar rights. CapStar will comply with all ADplicable Laws and all rules and regulations of the United States Securities and Exchange Commission and state securities administrators in connection with the offer, issuance and delivery of the CapStar Common Stock to be issued in exchange for the Partnership Units. If the Merger is consummated prior to consummation of this transaction, the MeriStar Hotels Common Stock to be issued in exchange for the MeriStar Hotels Partnership Units will have been duly authorized for issuance



18

and, when issued and delivered by MeriStar Hotels will be validly issued, fully paid and nonassessable and listed (or approved for listing upon notice of issuance) on a national stock exchange or interdealer quotation system and the MeriStar Hospitality Common Stock to be issued in exchange for the MeriStar Hospitality Partnership Units will have been duly authorized for issuance and, when issued and delivered by MeriStar Hospitality will be validly issued, fully paid and nonassessable and listed (or approved for listing upon notice of issuance) on a national stock exchange or interdealer quotation system. If the Merger transaction is consummated prior to the consummation of this transaction, the MeriStar Hotels Common Stock and the MeriStar Hospitality Common Stock to be issued in exchange for the MeriStar Hotels Partnership Units and the MeriStar Hospitality Partnership Units, respectively, will not be issued in violation of any preemptive or similar rights. If the Merger transaction is consummated prior to the consummation of this transaction, MeriStar Hotels and MeriStar Hospitality will each comply with all Applicable Laws and all rules and regulations of the United States Securities and Exchange Commission and state securities administrators in connection with the offer, issuance and delivery of the MeriStar Hotels Common Stock and the MeriStar Hospitality Common Stock to be issued in exchange for the MeriStar Hotels Partnership Units and the MeriStar Hospitality Partnership Units, respectively.



Section 6.8 Book Ca-pital Account. The initial book cavital account of SSPC (and the account of each SSPC partner receiving Partnership Units) to be reflected on CapStar Management's books and records shall be the face amount of the Partnership Units, with each CapStar Management Partnership Unit having a value equal to the Collar Price of the CapStar Common Stock. If the Merger is consummated prior to consummation of this transaction, the initial book capital account of SSPC to be reflected on MeriStar Hotel Operating Partnership's books and records and MeriStar Hospitality Operating Partnership's books and records shall be the face amount of the MeriStar Hotel Partnership Units and MeriStar Hospitality Partnership Units, respectively.



Section 6.9 Partnership Unit Issuance. The
Partnership Units to be issued pursuant to this Agreement have been duly authorized for issuance and the general partner of CapStar Management has full power and authority under the CapStar Management PartnershiD Agreement to issue and deliver the Partnership Units required to be delivered hereunder. When issued and delivered by CapStar Management, the Partnership Units required to be delivered hereunder will be validly issued and fully paid and SSPC shall not be under any obligation to contribute additional capital to CapStar Management. CapStar Management will comply with all Applicable Laws and all rules and regulations of the United States Securities and Exchange Commission and state securities administrators in connection with



19

the offer, issuance and delivery of the Partnership UniL-s required to be-.delivered hereunder. Upon the issuance of the Partnership Units as con templated by t-his Agreement, SSPC will be a limited partner-in CapStar Manage@nt, shall have the rights of a limited partner holding the Partnership Units as set forth in the CapStar Management Partnership Agreement, and shall not be subject to any liabilities of CapStar Management, except to the extent of the capital contributed to CapStar Management by Sellers. A true, correct and complete copy of the CapStar Management Partnership Agreement, together with all amendments thereto is attached hereto as Schedule 6.9. If the Merger is consummated prior to consummation of this transaction, the MeriStar Hotel Partnership Units and the MeriStar Hospitality Partnership Units to be issued pursuant to this Agreement will be duly authorized for issuance and the general partner of MeriStar Hotels and the general partner of MeriStar Hospitality will each have full power and authority to issue and deliver the Mer-iStar Hotel Partnership Units and the MeriStar Hospitality Partnership Units, respectively. When issued and delivered by MeriStar Hotel Operating Partnership and MeriStar Hospitality Operating Partnership, the MeriStar Hotel Partnership Units and the MeriStar Hospitality Partnership Units, respectively, will be validly issued and fully paid and SSPC shall not be under any obligation to contribute additional capital to MeriStar Hotel Operating Partnership or MeriStar Hospitality Operating Partnership. MeriStar Hotel Operating Partnership and MeriStar Hospitality Operating Partnership will comply with all Applicable Laws and all rules and regulations of the United States Securities and Exchange Commission and state securities administrators in connection with the offer, issuance and delivery of the MeriStar Hotel Partnership Units and the MeriStar Hospitality Partnership Units, respectively. Upon the issuance of the MeriStar Hotel ParL--nership Units and the MeriStar Hospitality Partnership Units as contemplated by this Agreement, SSPC will be a limited partner in MeriSt--ar Hotel Operating Partnership and MeriStar Hospitality Operating Partnership, respectively, and shall not he subject to any liabilities of MeriStar Hotel Operating Partnership or MeriStar Hospitality Operating Partnership, except to the extent of the capital contributed to MeriStar Hotel Operating Partnership and MeriStar Hospitality Operating Partnership, respectively.



Each of the representations and warranties contained in this Article VI and its various subparagraphs is intended for the benefit of Sellers and may be waived in whole or in part by Sellers, but only by an instrument in writing signed by Sellers. All rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby for the period set forth in Section 11.1 hereof, unless Sellers have Knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Sellers nevertheless elect to close this transaction.



2 0

ARTICLE VII
CONDITIONS PRECEDENT



Section 7.1 Conditions Precedent to the
Obligations of Both Purchasers and Sellers. The respective obligations of Purchasers and Sellers hereunder are subject to the satisfaction at or prior to the Closing Date (with respect to subsections (a) and (c)), and the Initial Tender
Expiration Date, as the same may be-extended under Section
8.4 (with respect to subsection (b)), of the following conditions precedent:



(a)	Adverse Proceedings. No preliminary or
permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would: (i) make the consummation of the transaction contemplated hereby illegal, or (ii) otherwise prevent consummation of the transaction contemplated hereby.



(b)	Consent of Noteholders; Tender Offer. No
later than the Initial Tender Expiration Date (as the same may be extended by the First and Second Extension Periods under Section 8.4 hereof), the holders of at least 66 2/3-. of the outstanding Notes shall have approved the transfer of management functions from SSRC to Ca-oStar Management as required under.Section 8.1(b) of the Indenture and the amendments to the Indenture set forth in Exhibit B through any combination of: (i) consents received from Noteholders in connection with the Consent Solicitation made as part of the Tender Offer, and (ii) Notes tendered as part of the Tender Offer (the Noteholders of which shall be required to consent to the items described above i-n this Section 7.1(b)).



(c) Consu=ation of Transaction Contemplated b



the



Other Aareement. The transaction contemplated by the other
Agreement shall have been consummated or shall be consummated simultaneously with the consummation of the transaction contemplated hereby.



Section 7.2 Additional Conditions As to
Purchasers' Oblicrations. Each Purchaser's obligations hereunder are also subject to the satisfaction on or prior to the Closing Date (or such earlier date as may be specifically indicated below) of the following conditions precedent:
-



(a)	Sellers' Deliveries. Sellers shall have
delivered to or for the benefit of Purchasers, on or before the Closing Date, all of the documents required of Sellers pursuant to Section 9.2.



(b)	- ReDresentations and Warranties. All of the
representations and warranties made in Article V of thi-s
Agreement shall be true and correct in all material respects when



21

made (without taking into account any qualification as to Knowledge) and, unless such representation or warranty is made as of a specific date, at and as of the Closing Date as if made at and as of such time (without taking into account any qualification as to Knowledge), and Sellers shall have executed and delivered to Purchasers a certificate to the foregoing effect.



(c)	Covenants and Obligations. Sellers shall have
performed in all material respects all of their covenants and other obligations under this Agreement, and Sellers shall have executed and delivered to Purchasers a certificate to -
Lhe foregoing effect.



(d)	Title Policies. The Title Company shall be
ready, willing and able to issue the Title Policies insuring in CapStar Management fee simple title to each parcel of Real Property with gap coverage from Sellers through the date of recording, subject only to the Permitted Title Exceptions.



(e)	Licruor Licenses. (i) CapStar Management or
its designee shall have obtained valid liquor licenses for all Properties either (A) through the transfer of existing licenses (if permissible under Applicable Law) or (B) through the issuance of new licenses, or (ii) Sellers and CapStar Management or its designee shall have entered into an interim arrangement allowing CapStar Management or its designee to sell liquor at the Properties until licenses are obtained by CapStar Management or its designee.



(f)	Material Adverse Change. From the date of
expiration of the Due Diligence Period, there shall not have occurred any material adverse change in the condition of the Contributed Assets or the operation of the Properties, except for changes due to the seasonal nature of the Business and except for any matter that may arise a'Lter the expiration of the Due Diligence Period under Article X of this Agreement.



results o'L its due diligence review relating to zoning
Marco Radisson. The condition set forth in this Section 7.2(g lapse at 8:00 a.m., Eastern Standard Time, on April 13, 1998. apstar does not notify SSPC in writing prior to 8:00 a.m., Eas tandard Time, on April 13, 1998,_ that it is not satisfie wit results of its due diligence review relating to zoning issues he Marco Radisson, CapStarr shall be deemed to have waived this tion and elected to proceed to Closing without any abatement reduction in the Contribution Consideration. If CapStar not SSPC prior to 8:00 a.m., Eastern Standard Time, on April 13, that it is not satisfied with the results of its due dilig nce relating to zoning issues at the Marco Radission, S eliminate the Marco Radisson from the Contributed A



22

the Contribution Consideration shall be reduced by the



amount @



it C) an elect to proceed with this



Each of the conditions set forth in this Section
7.2 is intended for the benefit of Purchasers; provided, however, that if Purchasers consummate the transaction contemplated by this Agreement without the benefit of one or more of the 'Loregoing conditions having been satisfied, Purchasers shall be deemed to have waived any such condition or conditions.



Section 7.3 As to Sellers' obligations. Each
Seller's obligations hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions precedent:



(a)	Purchasers' Deliveries. Purchasers shall have
delivered to or for the benefit of Sellers, on or before the Closing Date, all of the documents required of Purchasers pursuant to Section 9.3.



(b)	Representations and Warranties. All of
representations and warranties made in Article VI of this Agreement shall be true and correct in all material respects when made (without taking into account any qualification as to Knowledge) and, unless such representation or warranty is made as of a specific date, at and as of the Closing Date as if made at and as of such time (without taking into account any qualification as to Knowledge), and Purchasers shall have executed and delivered to Sellers a certificate to the foregoing effect.



(c)	Covenants and Oblicrations. Purchasers shall
have performed in all material respects all of their covenants and other obligations under this AgreemenL-, and Purchasers shall have executed and delivered to Sellers a certificate to the foregoing effect.



(d)	Receipt of Contribution Consideration.
Sellers shall have received the Contribution Consideration, as adjusted pursuant to Article XII, and all other sums required to be paid by Purchasers hereunder.



(e)	Legal Opinion. SSPC shall have received the
opinion of Diamond, DeCampo & Ash, counsel to Purchasers, in form and substance reasonably satisfactory to SSPC.



Each of the conditions set forth in this Section
7.3 is intended for the benefit of Sellers; provided, however, that if Sellers consummate the transaction contemplated by this Agreement without the benefit of one or more of the foregoing conditions having been satisfied, Sellers shall be deemed to have waived any such condition or conditions.



23

ARTICLE VTII
COVZNANTS



SeCLiOrl 8.1 Mutu2Ll Cqvenants-      Pur=hasers and SelJ.ers
iii"tually covenant as -@Oollowm:

(a)
SL =an t q.	Pur,-:1-iagere and Sellex-t3 sell
keep Confidential
and rot disclose	to ariy            o-- e.-it4@ty the
terms, mcnditiona
ar.d provisions o@- tl-.is AcT=eement; provided, 'I-iowevor, %"-ha--: Purchasers a-d Scllers s@all make a jo.@,-ir-publ.ic rialatj,ng t-0 "lie transaction co.-it la,-.ed hereby at 7.,Ov a.m., @aste--n standard 'rime, on Ap--il 1998, (i-") eac@party may at any time after execution hereof di-gclos-- '"he terrne, conditions



-his Agzeement as required under
Applicable

and provia:Lcns of L-
- Law
(i.n--I.ud,ing, wlrhour- limitation, SFC: Laws), (ii,.) each par--y may at any time afte-- exec,4tion hereca@ disclose the terms. conditioiig
and provisions of this Agree-,nent i,n             wit@i Llie
Tezidel-
Ofter and Consent Sol.icitation, and (iv) eaqh party may a-@ a.,iy L@-iiie a.CLex- execution hereof discloic the termi;, conclill-lions and provisions of this Agreement to pexsonia on a "need -a know" basis, auch as ',--heir re5pectj.ve off.'Lcars, dirL-ctoz-s, emp'-cyeee, attorneys, acctDuiitanLs, engineers, surveyox7s, consulta,-itEi,
lexide@-,s,         4nvestoro, 'pozential lessees and @anke-s
and
@uch other third parties whose a5s4-stance io required in Confection with ,--he consummal"-ioa of this transaction. ,



(b)	Additional Agreeme@e. SUbjeCt to the ' terms
an6 conditions provided in this Ac

each ?Lzrchaser
azid each seller agrees -@o une their commercially reasonable e-@forl-@s I-_o

-take, Q-- cause to be taken, all actions a:id to do, or cau5e '-Io be dono, all th4rlgB - ,IeCappary, prope-- or adv,'-Bable to consummate and make effective as promptly as practicable the tranaaction contemplated by this Agreement and to cooperate with ai-le aiioi:kip-.iti connection w;-th the foregoing, including using its commercially reasonable efforts to obta4-n all necescary consents, approvals and aia-@horizations as are required %--o be obtained from third parties or u.-ider Applicable Law, to defend a3.1 I.awq@iits or Other 3.ec;al. @)-oceeditigs challezigirig tliiw Agreemer4t or t;he consumiiiatiq,-i rf the transaction contemplated he--eby, to cause to be noted or rescinded any in-un=tion or restrairing order or ot'.,ier crder adversely affec--i.,ig the ability of the parties to conauminate the transaction conteniiolated 1-iereby, and tc) @ffec-t all necessary registrations a@d filings.



5ection 8.2 cgvengil@o of giellex-m. Sellere hereby co-ie,-iant wil--h P-u--chasers as follows;



(a)	gc?@@@u@r q of Busiirimam; Xaintenance Of
ProPtirtv.

 . kV. _.
Fz:om the dat:e. hf----r,eof the Closi:lg DaLe, Smller@ shall operate the Business and maintain azid opeT4te each Property in the Ord4-nary Course of Bu--iness. Withoul-- limiting the gen@ral4-ty of the foregning- (i) -,no wall. exc)iancze, assign,



24



ARTICLE VIII
COVENANTS



Section 8.1 Mutual Covenants.  Purchasers and
Sellers mutually covenant as follows:

(a)	Covenants Against Disclosure; Public
Announcements. Purchasers and Sellers shall keep confidential and not disclose to any person or entity the terms, conditions and provisions of this Agreement; provided, however, that: (i) Purchasers and Sellers shall make-a joint public announcement relating to the transaction contemplated hereby at -I:ov a.m., Eastern Standard Time, on April '15, 1998, (ii) each party may at any time after execution hereof disclose the terms, conditions and provisions of this Agreement as required under Applicable Law (including, without limitation, SEC Laws), (iii-) each party may at any time after execution hereof disclose the terms, conditions and provisions of this Agreement in connection with the Tender Offer and Consent Solicitation, and (iv) each party may at any time after execution hereof disclose the terms, conditions and provisions of this Agreement to persons on a "need to know" basis, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, lenders, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction. -



(b)	Additional Aareements. Subject to the terms
and conditions provided in this Agreement, each Purchaser and each Seller agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained from third parties or under Applicable Law, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transaction contemplated hereby, and to effect all necessary registrations and filings.



Section 8.2 Covenants of Sellers. Sellers hereby covenant with Purchasers as follows:



(a)	Continuance of Business; Maintenance of
Property. From the date hereof until the Closing Date, Sellers shall operate the Business and maintain and operate each Property in the Ordinary Course of Business. Without limiting the generality of the foregoing: (i) no Seller will sell, exchange, assign,



24





ARTICLE VIII
COVENANTS



Section 8.1 Mutual Covenants. Purchasers and Selle mutually covenant as follows:



(a) Covenants Against Disclosure; Public
Announcements. Purchasers and Sellers shall keep confide



Announcements. Purchasers and Sellers shall keep confi	ial
and not disclose to any person or entity the terms, con	ons
and provisions of this Agreement; provided, however,-t@' :	(i),,

Purchasers and Sellers shall make a joint public anno@cementj relating to the transaction contemplated hereby at !;,/* a.m., Eastern Standard Time, on April 14-, 1998, (ii) eacly Qarty may at any time after execution hereof disclose the and provisions of this Agreement as required (including, without limitation, SEC Laws), at any time after execution hereof disclose and provisions of this Agreement in conne offer and Consent Solicitation, and (iv) time after execution hereof disclose the provisions oi'- this Agreement to persons basis, such as their respective office 51/1 directors, employees, attorneys, accountants, engineers, sur eyors, consultants,

conditions
plicable Law
party may
conditions
he Tender
party may at any
s, conditions and
"need to know"


lenders, vartners, investors, pot such other third parties whose as connection with the consummation lessees and bankers and ce is required in s transaction.



(b)	Additional Agre ts.  Subject to the terms and
conditions provided in this A@/ement, each Purchaser and each Seller agrees to use their c@iercially reasonable efforts to take, or cause to be taken,/@l actions and to do, or cause to be done, all things necessa roper or advisable to consummate and make effective as prompt practicable the transaction contemplated by this A

ent and to cooperate with one another



in connection with the     egoing, including using if--=
commercially reasonaby    fforts to obtain all necessary
consents,

If , .




approvals and autl
third parties or i



tions as are required to be
obtained from
-plicable Law, to defend
all lawsuits or




I
other legal p	gs challenging this Agreement or the
consummation	ransaction contemplated hereby, to
cause
be lifted or	d any injunction or restraining order
or



other order
consummate



to



other orde	rsely affecting the ability of the parties
to
consummate	ransaction contemplated hereby, and to
effect all
necessary	rations and filings.



ection 8.2 Covenants of Sellers. Sellers hereby
covena     th Purchasers as follows:



(a) Continuance of Business; Maintenance of Property.



he date hereof until the Closing Date, Sellers shall e the
Business and maintain and operate each Property in dinary
Course of Business.  Without limiting the generality
foregoing:	(i) no Seller will sell, exchange, assign,



24

transfer, convey, lease or otherwise dispose of all or any part of the Contributed Assets or any interest therein except for Fixtures and Tangible Personal Property, Consumables and Supply Inventories which are sold or consumed in the Ordinary Course of Business; (ii) each Seller will keep all Contracts, Leases and Permits to which it is a party in full force and effect, will pay all charges when due under such agreements (unless being contested in good faith) and will perform all of its obligations under such agreements in the Ordinary Course o'L Business; (iii) no Seller will enter into any material contracts, licenses, easements or other agreements relating to the Contributed Assets which wi-11 obligate either Purchaser or be a charge or lien against the Contributed Assets, except those that will be discharged on or before the Closing Date, those entered into in the Ordinary Course of Business which are necessary to continue the operations of the Properties in the Ordinary Course of Business or those which are terminable without penalty on sixty (60) days, notice; (iv) each Seller will cause its respective Property to be operated and maintained in the manner in which it is being operated and maintained as of the date of this Agreement, which undertaking includes, but is not limited to, maintaining Fixtures and Tangible Personal Property, Consumables and Suvply Inventories in those quantities and at those levels present as of the date of this Agreement (subject to normal adjustments to take into account the seasonal nature of the Business) and entering into bookings in the ordinary Course of Business; (v) SSPC will promptly notify CapStar of any matter arising prior to the Closing which could reasonably be expected to have a Material Adverse Effect (including, without limitation the commencement of any litigation or proceeding or any notice of a violation of Applicable Laws issued by any governmental or quasi-governmental authority; (vi) SSPC will promptly notify CapS-Lar of any actual or proposed change in the assessed value of the Properties or any portion of the Properties (including any tentative or preliminary assessment) and of the institution or proposed institution of any proceeding (whether formal, informal, judicial or administrative) relating to any such change or proposed change; and (vii) no Seller will take any action with respect to the contesting or resolution of the taxable assessed value of the Land and Improvements without the prior written consent of CapStar, which consent shall not be unreasonably withheld.



(b)	Licruor Licenses. Sellers shall use all
reasonable efforts to cause to be transferred to CapStar Management or its designee, all liquor licenses and alcoholic beverages licenses currently in use in connection with the Business and operation of the Properties. To that end, Sellers and Purchasers shall cooperate each with the other, and each shall execute such transfer forms, license applications and other documents as may be necessary to effect such transfer- If pe=itted under Applicable Law, the parties shall execute and file all necessary applications and papers with the appropriate liquor and alcoholic



25

beverage authorities prior to the Closing, to the end that the issuance of new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute all applications and other documents required by the liquor authorities in order to effect the issuance of new licenses at the earliest date possible consistent with Applicable Law in order that all liquor licenses may be issued to CapStar Management or its designee at the earliest possible time. If under Applicable Law the new licenses cannot be issued until after the Closing of the transaction contemplated herein, then Sellers covenant and agree that they will use reasonable efforts to enable CapStar Management to keep the bars and lounges and liquor facilities at the Improvements open between the Closing Date and the time when the new liquor licenses actually become effective, by exercising management and supervision of such facilities under the existing licenses under a management agreement to be executed between Sellers and CapStar Management (or its designee) in a form reasonably agreed to between Sellers and CapStar Management, until.such time as new liquor licenses can be issued (but in no event longer than six (6) months from the Closing Date); provided, however, that CapStar shall indemnify and hold Sellers harmless from any liabilities, damages, claims, costs or expenses (including reasonable attorneys' fees) encountered in connection with such operations during said period of time and CapStar Management shall maintain commercial general liability insurance (including dram shop liability) in the amount of Ten Million Dollars ($10,.000,000) in favor of Sellers. The provisions o'L this Section 8.2(b) shall survive the Closing.



(c) EmDloyee Matters. The employment of the Employees shall be terminated by SSRC at the Time of Closing.



(d)	Prolect Capital Ex-penditures. In connection
with any Project Capital Expenditure undertaken by any Seller after the date of execution of this Agreement, each Seller agrees as follows: (i) to submit plans and specifications therefor to CapStar for its review and approval (which approval shall not be unreasonably withheld or delayed); (ii) to complete such projects in accordance with the plans and specifications therefor; (iii) to complete such projects in a good and workmanlike manner, in timely fashion and using good materials; and (iv) to complete such projects in accordance with all Applicable Laws. At the Time of Closing, Sellers shall deliver to Purchasers a report detailing each Project Ca3Dital Expenditure undertaken by Sellers, the work completed in connection wi-th each Project Capital Expenditure, the amount spent (or committed to be spent) in connection with each Project Capital Expenditure and the work, if any, needed to be completed in connection with each Project Capital Expenditure.



2 6

(e)	Accredited Investors. SSPC will distribute
Partnership Units issued in connection with this transaction only to SSPC partners that have certified to SSPC and to the Purchasers that they are at the Time of Closing accredited investors (as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended), and sign and deliver to the Purchasers a certificate containing the same information as in the certificate delivered by SSPC at the Time of Closing.



(f)	Credit Lvonnais Debt.  At the request of
CapStar, SSPC will deliver written notice of prepayment to Credi-t Lyonnais New York Branch as required under the te=s of the Credit Lyonnais Loan Agreement.



Section 8.3 CovenanL-s of Purchasers. Purchasers hereby covenant with Sellers as follows:



(a)	Confidential Info=ation. Neither Purchaser
nor any of their respective agents or representatives shall use for their own benefit (except in connection with this transaction and as required by SEC Laws) and shall hold in strict confidence and not disclose any data and@information relating to th-e financial statements, conditions and operations of Sellers that is confidential in nature and not generally known to the public (the "Confidential Info=ation"). If the transaction contemplated by this Agreement is not consummated for any reason, each Purchaser shall return to Sellers within five (5) business days of the termination of this Agreement for any reason all data, information and any other written material obtained by such Purchaser or its agents and representatives from Sellers in connection with this transaction and any copies, summaries or extracts thereof, and except as noted herein, shall refrain from disclosing any of the Confidential Information to any third party or using any of the Confidential Info=ation for its own benefit or that of any other person or entity. This
Section 8.3(a) shall survive termination of this Agreement.



(b)	Sellers' Executive Management Emplo-yees.
CapStar
shall aL-- the	Time of Closing assume all of the rights
and
obligations of	SSRC under the terms of the Management
Transition
Agreements (which Terms shall not be modified or amended after the date of execution of this Agreement without CapStar's prior written consent) between the Executive Management Employees and SSRC (the "Management Transition Agreements"), copies of which have been delivered to CapStar.



(c)	Employee Matters. Except with respect to the
Sellers' Executive Management Employees, which shall be governed by the provisions of Section 8.3(b), on the Closing Date, CapStar shall: (i) offer initial employment to all of Sellers, Management Level Employees; provided, that CaDStar may at any time -Drior to June 1, 1998, designate in writing to SSPC up to ten (10)



27

Management Level Employees that CapStar shall not be required to offer employment; and (ii) offer initial employment to such other EmiDloyees as CapStar so desires; provided, however, that CapStar shall offer employment to a sufficient number of such other .Employees to prevent Sellers from incurring liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et sea (the
"WARN Act"), and CapStar shall indemnify and hold harmless Sellers from and against any claims, penalties, damages, losses, liabilities and expenses incurred by Sellers under the WARN Act. 'The Executive Management Employees, the Management Level Employees and the other Employees who accept such offers of employment by CapStar are referred to herein as the "Transferred Employees". Subject to the penultimate sentence of this Section 8.3(c), the parties acknowledge that all Transferred Employees (other than the Executive Management Employees) shall be subject to such terms and conditions of employment as CapStar may set or establish, including, but not limited to, such matters as wages, hours and working conditions. The Transferred Employees shall receive credit from CapStar for years of service (time worked) with Sellers for all purposes (including, without limitation, compensation, vacation, severance, options, bonuses and all pension or welfare plans of CapStar). Notwithstanding any provision of this Section 8.3(c) to the contrary, CapStar agrees that for the one year period commencing on the Closing Date all Management Level Employees whose employment is terminated by CapStar without cause shall be paid one week of severance pay for each year of credited service such Employee has with Sellers and CapStar or any affiliate of CapStar. The provisions of this Section 8.3(c) shall survive the Closing.



(d)	Maintenance of Oualified Debt.  For a period
of five (5) years following the Closing (the "Maintenance Period"), CapStar Management will prevent the realization of gain by any SSPC partner as a result of the negative capital account balances of SSPC's limited partners through a combination of the following: (i) maintaining an appropriate level of SSPC,s existing qualified nonrecourse debt; (ii) replacing SSPC,s existing qualified nonrecourse debt with crualified nonrecourse debt; and (iii) providing to each SSPC partner that holds Partnership Units the o portunity to guarantee or otherwise

 . p
provide credit support for CapStar Management's indebtedness. Purchasers agree that the sum of clauses (i) and (ii) above shall be no less than the portion of the Assumed Debt represented by the Non-Tendered Notes at all times during the Maintenance Period and the sum of clauses (i), (ii) and (iii) shall at all times during the Maintenance Period be no less than $75,000,000. Upon expiration of the Maintenance Period, CapStar Management will provide each SSPC partner that holds Part@-nership Units the opportunity to continue to guarantee or otherwise provide credit support for CapStar Management's indebtedness in an amount that will prevent realization of gain by that SSPC partner as a result of the negative capital account balance of that SSPC partner.



2 8

The covenants set forth in this Section 8.3(d) shall terminate at such time as the last remaining SSPC partner exchanges his Partnership Units for shares of CaiDStar Common
Stock.



(e)	Sale of Properties. For a period of five (5)
years following the Closing Date (the IISSP Sale Maintenance Period"), CapStar Management shall not have the authority, without the prior written consent of SSPC, to sell, transfer or otherwise convey South Seas Plantation or any interest therein, except in each such case in an exchange qualifying under Section 1031 of the Code (or in any other transaction the effect of which is to continue tax deferral to SSPC's limited partners) and in which no negative tax consequences are triggered for SSPC (or its partners) or except if CapStar Management compensates SSPC (or its partners) for any adverse tax consequences resulting from such sale or transfer. Upon expiration of L-he SSP Sale Maintenance Period, CapStar Management shall have the authority, without the prior written consent of SSPC, to sell, transfer or otherwise convey South Seas Plantation or any interest therein so long as CapStar Management compensates SSPC (or its partners) for any adverse tax consequences resulting from such sale or transfer. For purposes of determining any adverse tax consequences under this Section 8.3(e), the parties shall use the maximum federal income tax rate and a discount rate per annum equal to the LIBOR Rate over a period equal to the longer of: (i) five (5) years, and (ii) the difference between ten (10) years and the number of whole calendar years during which CapStar Management owned South Seas Plantation or any Section 1031 exchange proverty. The covenants set forth in this Section 8.3(e) shall terminate at such time as the last remaining SSPC partner exchanges his Partnership Units for shares of CapStar Common Stock. CapStar Management shall have no obligation under this Section 8.3(e) to compensate the heirs, legal representatives, or estate of any SSPC partner.



(f)	Unit Rehab Loan. Upon expiration of the Due
Diligence Period, CapStar agrees to make a loan to SSPC in an original principal amount of up to Two Mi-llion Five Hundred Thousand Dollars ($2,500,000) to be used by SSPC to rehab third party owned condominium units at South Seas Plantation (the "Unit Rehab Loan"). CapStar shall receive a credit in the amount of the Unit Rehab Loan against CapStar's obligation to fund the Additional Deposit. CapStar shall not receive any credit against the Contribution Consideration with respect to the Unit Rehab Loan. CapSL-ar's obligation to make the Unit Rehab Loan is conditioned upon: (A) CapStar and SSPC mutually agreeing on a draw schedule for the Unit Rehab Loan, (B) SSPC's delivery to CapStar of reasonably acceptable plans and specifications for the work to be undertaken with the proceeds of the Unit Rehab Loan, and (C) the delivery by SSPC to CapStar of signed modifications to the Condominium Lease Agreements of those unit owners whose units are being rehabbed with the proceeds of the Unit Rehab Loan, which modifications shall be in form and substance



2 9

reasonably satisfactory to SSPC and CaDStar. Interest on the Unit Rehab Loan shall accrue at a per annum rate equal to LIBOR plus 200 basis points. If the Closing occurs, the outstanding principal balance of the Unit Rehab Loan shall be forgiven and accrued but unpaid interest shall be added to the Unit Portion of the Contribution Consideration and paid by CapStar Management to SSPC at Closing. If the Closing does not occur by reason of CapStar's default hereunder, the Unit Rehab Loan shall be treated as if it were Earnest Money Deposit for all purposes of this Agreement and SSPC shall have no further obligation for its repayment. If the Closing does not occur for reasons other than CapStar's default hereunder, the Unit Rehab Loan shall convert to a term loan with a maturity of July 1, 2000 and the entire outstanding principal balance and all accrued but unpaid interest shall be due and payable on July 1, 2000; provided, however, that SSPC may voluntarily prepay the entire outstanding principal balance and all accrued but un-Qaid interest (without payment of any premium or penalty) at any time prior thereto, and SSPC shall pay to CapStar a monthly asset management fee of Twenty-Five Thousand Dollars ($2S,000) until the entire outstanding principal balance and all accrued but unpaid interest shall have been repaid by SSPC. If the Unit Rehab Loan is converted to a term loan as contemplated by the immediately preceding sentence, SSPC shall execute and deliver to CapStar a promissory note evidencing the indebtedness and setting forth the terms of the term loan. The parties agree that the asset management fee shall be reduced proratably if SSPC does not borrow the entire amount available under the Unit Rehab Loan. SSPC covenants that all money disbursed under the Unit Rehab Loan shall be used solely for or in connection with the rehab of third party owned condominium units at South Seas Plantation and no money under the Unit Rehab Loan shall be diverted, used or borrowed for any other use. SSPC agrees That each disbursement under the Unit Rehab Loan will be made by SSPC as the work progresses to enable SSPC to make progress payments on account of work or materials previously done or furnished. Any portion of the Unit Rehab Loan that has been drawn but that has not been disbursed (or committed for disbursement 'Lor work or materials previously done or furnished) as of the Time of Closing shall be paid over to CapStar at the Time of C'Losing. CapStar's obligation to fund the Unit Rehab Loan shall survive any termination of thi-s Agreement.



(g)	CapStar Manaaement Partnership Agreement.
From the date of execution of this Agreement until the Time of Closing, no class or series of Partnership Units or preferred units shall be established and units thereof issued for less than the fair market value of such units.



(h)	Prolect Capital Expenditures. CapStar
acknowledges that it has received Sellers' proposed list of Project Capital Expenditures in connection with its due diligence efforts. Promptly after execution of this Agreement (but in any event within 20 days after execution of this Agreement), CapStar



3 0

shall evaluate all proposed Project Capital Expenditures of Sellers' to determine a final scope and schedule for the Project Capital Expenditures. If Sellers undertake any Project Capital Expenditures that have been approved by CapStar ("Approved Project Capital Expenditures"), the ConL-ribution Consideration shall be increased, as contemplated by
Section 12.4 hereof, by the amount spent by Sellers on the Approved Project CaDital Expenditures. If CapStar does not approve a Project Capital Expenditure, Sellers shall be under no obligation to undertake such Project Capital Expenditure. If CapStar fails to undertake its evaluation of the Project Capital Expenditures as required under this Section 8.3(h) and deliver to SSPC its determination of the final scope and schedule for the Project Capital Expenditures within the time period seL-- forth in this Section 8.3(h), Ca-oStar shall be deemed to have approved all the Project Capital Expendi-tures submitted to CapStar. Notwithstanding anything to the contrary contained in this Section 8.3(h), CapStar hereby approves the South Seas Plantation condominium unit refurbishment project in the amount of $2,150,000.



(i)	Exchange Rights. Upon issuance of the
Partnership Units to SSPC (or the SSPC partners) in connection with this transaction, each SSPC partner shall be granted the following quarterly exchange rights (the "Exchange Rights") with respect to the PartnershiD Units issued to such SSPC partner, which Exchange Rights shall be evidenced an Exchange Rights Agreement in form and substance --easonably acceptable to SSPC and CapStar (the ItExchange Rights Agreement"):



(i)	Each partner shall have the right,
commencing
on the date of the	ten month anniversary of the Closing
Date (the
"Lock-Up Period"),	to require CapStar Management to
exchange,
subject to the limitations in clause (ii) below, all or a portion of the Partnership Units held by such partner for the Cash Amount. CapStar shall have the right to satisfy an Exchange Right directly by issuing to the SSPC partner a number of shares of CapStar Common Stock that are covered at the time of issuance by an effective registration statement under the Securities Act of 1933, as amended, equal to the CapStar Shares Amount. For purposes of the preceding sentence, each share of CapStar Common Stock shall have a value determined in accordance with the definition of Value contained in this Agreement. value shall be determined as of the Valuation Date notwithstanding that an SSPC partner may be unable to exercise Exchange Rights in any given calendar quarter under clause (ii) below. Subject to clause (ii) o-Lc this Section 8.3(i), if CapStar Management elects to satisfy an Exchange Right with the Cash Amount, the Cash Amount shall be paid no later than thirty (30) days following the end of the quarterly period in which CapStar Management received notice of exchange. If CapStar elects to satisfy an Exchange Right by issuing the CapStar Shares Amount, the CaDStar Common Stock to be issued in connection therewith shall be issued no later than sixty (60) days following the end of the quarterly period in



3 1

which CapStar Management received notice of exchange. No later than ten (10) days following the end of each c-ruarterly period in which Exchange Rights have been exercised, CapStar shall notify, in writing, each SSPC partner exercising Exchange Rights in any given quarterly period whether CapStar will satisfy the Exchange Right by paying the Cash Amount or issuing CapStar Common Stock equal to the CapStar Shares Amount. Upon expiration of the LockUp Period, there shall be established an "Exchange Right Fiscal Year", which shall commence on the first day of the first month immediately succeeding the expiration of the Lock-Up Period and which shall end on the first anniversary of such date. Each three-month period during any Exchange Right Fiscal Year shall constitute the quarterly periods referred to in this Section 8.3(i)-



(ii)	Notwithstanding clause (i) above, no
partner shall be entitled to exchange his Partnership Units:
(A) until the aggregate value of all Partnership Units to be exchanged in any one quarterly period equals or exceeds $100,000 (the "Minimum Exchange Value"), or (B) at any time after the aggregate value of all ParL--nership Units exchanged in any-one Exchange Right Fiscal Year exceeds Eighteen Million Dollars ($18,000,000) (the "Maximum Annual Exchange Value"). All Partnership Units put for exchange shall be exchanged on a first-in, first-out basis according to the date the notice of exchange is received by CapStar Management. If Partnership Units are put for exchange in any quarterly period in which the Minimum Exchange Value has not been met, such Partnership Units will be deemed to have been put for exchange in each succeeding quarterly period until the Minimum Exchange Value has been met. Likewise, if Partnership Units are put for exchange in any Exchange Right Fiscal Year in which the Maximum Exchange Value has been exceeded, such Partnership Units shall be deemed to have been put for exchange in the next succeeding Exchange Right Fiscal Year. The parties agree that at such time as the Closing Date Price is determined under this Agreement, the Minimum Exchange Value and the Maximum Exchange Value will be expressed as a number of Partnership Units, which shall be determined by dividing the Minimum Exchange Value by the Closing Date Price and by dividing the Maximum Exchange Value by the Closing Date Price, respectively. Commencing immediately upon expiration of the Lock-Up Period, CapStar shall be entitled during the term of the Exchange Rights Agreement to "blackout" one of the quarterly Exchange Right periods of the SSPC partners for each Exchange Right Fiscal Year during the term of the Exchange Rights Agreement if CapStar determines, in the good faith exercise of the business judgment of its Board of Directors, that such Exchange Rights could materially interfere with any bona fide financing, acquisition, corporate reorganization or any other corporate development involving CapStar. Written notice of any such "blackout" shall be given to each SSPC partner at least thirty (30) days prior to the end of the calendar quarter in which such "blackout" is to occur. The foregoing restrictions and limitations shall represent the only



32

restrictions and limitations imposed upon the SSPC partners with respect to the Exchange Rights.



(iii)	CapStar and CapStar Management shall
take whatever action is necessary, including, without limitation, amending the CapStar Management Partnership
Agreement, to provide each SSPC partner receiving Partnership
Units in connection with this transaction with the foregoing
Exchange Rights.



(j)	Credit Lvo=ais Debt and Capital Leases. At
the Time of Closing, CapStar shall assume the obligations of Sellers under the Assumed Debt and either: (i) payoff and satisfy in full the Assumed Debt, or (ii) refinance the Assumed Debt, or (iii) obtain the consent of the holders of the Assumed Debt to the assumption of the Assumed Debt by Purchasers.



(k)	Utility Easement.  Purchasers agree to grant
to South Seas Utility Company (IISSUCII) and its successors and assigns a non-exclusive construction and maintenance easement when and if requested by SSUC (the "Utility Easement-,). The Utility Easement will be approximately fifty (50) feet in width (twenty-five (25) feet on either side of the centerline of the main South Seas Plantation Drive) from Captiva Drive to the maintenance area and the maintenance roadway leading from the main drive to the 12.5 acre sewer plant site owned by SSUC and will be utilized by SSUC for the purpose of installing waste water collection or effluent transmission lines to connect the plant into a larger system serving portions of Captiva Island outside of South Seas Plantation. Purchasers, obligations under this
Section 8.3(k) shall be conditioned upon: (i) Purchasers receiving adequate assurances that any installation will not have a material adverse impact on South Seas Plantation and will not negatively impact the level of business at South Seas Plantation, and (ii) SSUC and Purchasers executing and delivering each to the other an easement in form and substance reasonably satisfactory to Purchasers and SSUC, and
(iii) SSUC paying for all costs incurred in connection with the Utility Easement, including, without limitation, the costs of any alterations to South Seas Plantation needed to accommodate installation of the Utility Easement. The provisions of this Section 8.3(k) shall survive the Closing.



Section 8.4 Covenants RelatincT to SSPC's
$43,500,000 10% Subordinated Notes. The parties agree that the Contributed Assets shall be contributed subject to the Notes and that Purchasers shall receive a credit against the Contribution .Consideration, in both cases as described in this Section 8.4. Because Purchasers desire to retire some portion or all of the Notes after Closing, SSPC agrees as an accommodation to Purchasers to take the following actions:



(a) Tender Offer; Depositar-V. Promptly upon expiration of the Due Diligence Period, SSPC, at its sole cost



3 3

and expense, shall take all acl-ion, make all necessary registrations and filings and prepare all materials (the "Tender Offer Materials") required in connection with making a tender offer (the "Tender Of-Lcer") to the Noteholders pursuant to which SSPC shall offer to purchase each Note at a purchase price equal to the sum of the outstanding principal balance of such Note, plus all accrued but unpaid interest on such Note, plus the Premium. SSPC shall deliver the Tender Of@Ler Materials to CapStar for its review and comment prior to filing the Tender Offer Materials with the Securities and Exchange Commission or delivering the Tender Offer Materials to the Noteholders. In order to be considered validly tendered, each Noteholder desiring to tender his or her Notes shall be required to consent to the transaction contemplated by this Agreement and amendments to the Indenture set forth in ' Exhibit B. All No-Les tendered as part of the Tender Offer shall be held by SunTrust Bank, Central Florida, N.A., as depositary (the "Depositary"), until all conditions to the Tender Offer have been satisfied or waived. If the conditions to the Tender Offer have not been satisfied or waived as of the Initial Tender Expiration Date, as the same may be extended under clauses (e) or (f) below, Notes tendered to the Depositary shall be returned by the Depositary to the Noteholders.



(b)	Consent Solicitation. The Tender Offer shall
include a solicitation of consent of the Noteholders (the "Consent Solicitation") so that Noteholders shall have the option to consent to: (i) the transfer of management functions to CapStar (or its designee), and (i-i) an amendment to the Indenture as set forth in Exhibit B, without having to tender their Notes. SSPC shall be under no obligation to pay for any consents (other than payment of the Premium for Notes validly tendered). SSPC reserves the right to seek the consent of the Noteholders through the Tender Offer and Consent Solicitation to eliminate the rights of the Noteholders to exchange Notes under Section 10.11 of the Indenture and to amend the Indenture to provide that the Notes may be redeemed on or after September 1, 1998, without the payment of any redemption premium.



(c)	Minimum Tender/Consent Recruirements. The-
Tender Offer shall be conditioned upon the closing of the transaction contemplated by this Agreement and the receipt of consent of holders of no less than 66 2/30-. of the outstanding Notes (the "Minimum Consent Requirement") through any combination of: (A) consents received from Noteholders in connection with the Consent SoliciL-ation, and (B) Notes tendered as part of the Tender Offer.



(d)	Commencement of Tender Offer and Consent
Solicitation. All initial filings required under SEC Laws in connection with the Tender Offer and Consent Solicitation shall be made no later than April 27, 1998. SSPC shall use commercially reasonable efforts to commence the Tender Offer and Consent Solicitation no later than May 15, 1998, and, thereafter,



34

shall use commercially reasonable efforts to complete the Tender Offer on the terms and subject to the conditions set forth herein and in the Tender Offer Materials. The Tender Offer shall initially expire no later than July 1, 1998 (the "Initial Tender Expiration Date").



(e)	First Extension of Tender Offer and Consent
Solicitation. If the Minimum Consent Requirement has not been satisfied on or prior to the Initial Tender Expiration Date, SSPC shall extend the Tender Offer and Consent Solicitation until August 14, 1998 (the "First Extension Period"), and such extension shall automatically extend the Closing Date under Section 9.1 hereof. During the First Extension Period, all Notes previously tendered and not accepted for payment will remain subject to the Tender offer and Consent Solicitation. Subject to the terms and conditions of the Tender Offer and the Consent Solicitation, all Notes previously tendered and not accepted for payment: (i) may be accepted for payment by SSPC (or its designee), in its sole and absolute discretion, at any time during the First Extension Period, and (ii) shall be accepted for payment by SSPC (or its designee) at such time during the First Extension Period as (A) more than fifty percent (50?s) of the outstanding principal amount of the Notes have been validly tendered and (B) CapStar shall have demanded, in writing, that SSPC accept Notes for payment (each, a "Bond Purchase"). If SSPC is required to make a Bond Purchase under clause (ii) above, SSPC shall be entitled to use the Earnest Money Deposit, and the Escrow Agent is hereby instructed to disburse the Earnest Money Deposit to SSPC, for the purpose of accepting for payment and paying any Notes validly tendered as part of the Tender Offer. Any Notes purchased using the proceeds of the Earnest Money Deposit shall be the property of CapStar. If the Minimum Consent Requirement has not been satisfied prior to expiration of the Second Extension Period (as defined in clause (f) below), either party may at any time therea@Lter terminate this Agreement.



(f)	Second Extension of Tender Offer and Consent
Solicitation. if the Minimum Consent Requirement has not been satisfied on or before expiration of the First Extension Period, SSPC shall extend the Tender Offer and Consent Solicitation until September 28, 1998 (the "Second Extension Period"), and such extension shall automatically extend the Closing Date under Section 9.1 hereof. The Contribution Consideration shall be reduced on a dollar-for-dollar basis, up to a maximum of Two Million Two Hundred Twenty-Five Thousand Dollars ($2,225,000) for each dollar spent by CapStar or CapStar Management on or after August 14, 1998, in respect of the following items (to the extent the same are bona fide expenses of CapStar or CapStar Management relating to the Tender Offer and Consent Solicitation): (i) legal fees; (ii) accounting fees; (iii) investment banking fees;
(iv) investment advisory fees; (v) soliciting agent fees;
(vi) information agent fees; (vii) incentive fees or commissions paid to brokers involved in the



3 5

Tender Of'Ler; (viii) Notes purchased by CapStar; (ix) travel expenses; (x) filing fees; (xi) printing costs and expenses;
(xii) mailing costs and expenses; (xiii) solicitation costs and expenses; and (xiv) such other fees or expenses that SSPC approves in writing. During the Second Extension Period, all Notes previously tendered and not accepted for payment will remain subject to the Tender Offer and Consent Solicitation and, subject to the terms and conditions of the Tender Offer and the Consent Solicitation, may be accepted for payment by SSPC (or its designee).



(g)	Adjustment to Contribution Consideration. If
the Minimum Consent Requirement is satisfied, CapStar shall pay the outstanding principal balance of, accrued interest on and the Premium relating to all Notes that are validly tendered and accepted by SSPC for payment (collectively, the "Tender Payment"). The Tender Payment shall constitute Assumed Debt for purposes of this Agreement. With respect to all Notes that have not been tendered and remain outstanding upon expiration of the Tender Offer (collectively, "Non-Tendered Notes"), CapStar shall assume the obligations of SSPC thereunder and receive a credit against the Contribution Consideration in an aggregate amount equal to the sum of the presenl- value (using a discount rate equal to the London Interbank Offering Rate on the date of expiration of the Tender Offer plus 200 basis points (the "LIBOR Rate")) of:
(A) the Redemption Price (as defined in Section 11.1 of the Indenture) for Notes redeemed on or after April 15, 2000, but before Aoril 15, 2001, of all Non-Tendered Notes, plus (E) the difference between (1) interest payable under the Indenture on Non-Tendered Notes for the period commencing on the date of expiration of the Tender Offer and ending on April 15, 2000, and (2) interest payable on Non-Tendered Notes for the period commencing on the date of expiration of the Tender Offer and ending on April 15, 2000 assuming an interest rate, per annum, equal to the LIBOR Rate.



(h)	Escrow De-posit. At the Time of Closing,
there shall be withheld from the Contribution Consideration and placed into an escrow account with NationsEank (the
"Tender offer Escrow Account"), pursuant to an escrow agreement in form and substance reasonably satisfactory to SSPC and CapS(--ar, an amount (the "Tender O-ffer Escrow
Amount") dete=ined in accordance with the following:



(i)	if 66 2/30-. or more of the Notes are
tendered, an amount equal to the present value (using a discount rate equal to the LIBOR Ra-Le) of the difference between: (A) the interest payable on Non-Tendered Notes for the period commencing on the date of expiration of the Tender Offer and ending on April 15, 2000 assuming an interest rate, per annum, equal to the LIBOR Rate, and (B) the interest payable on Non-Tendered Notes for the period commencing on the date of expiration of the Tender Offer and ending on April 15, 2000 assuming an interest rate, per



3 6

annum, equal to 4.75.'6 (the "Comparable Convertible Rate"). The Comparable Convertible Rate will be recalculated at the Time of Closing using the same methodology used to determine the Comparable Convertible Rate on the date hereof; and



if less than 66 2/30i of the Notes are
tendered, an amount equal to the present value (using a discount rate equal to the LIBOR Rate) of the difference between: (A) the interest payable on Non-Tendered Notes for the period commencing on the date of expiration of the Tender Offer and ending on April 15, 2000 assuming an interest rate, per annum, equal to the yield to maturity at the time of computation of 5.500-. United States Treasury securities due April 15, 2000, plus 50 basis points, and (3) the interest payable on Non-Tendered Notes for the period commencing on the date of expiration of the Tender Offer and ending on April 15, 2000 assuming an interest rate, per annum, equal to the Comparable Convertible Rate.



Release of Escrow Dep6sit. The Tender Offer
Escrow Amount shall be held in the Tender Offer Escrow Account until May 15, 2000 (the "Escrow Expiration Date"). CapStar shall be entitled to a portion of the Tender Offer Escrow Amount equal to the product obtained by multiplying t- -he aggregate outstanding principal balance of Non-Tendered Notes by a fraction, the numerator of which shall be the aggregate outstanding principal amount of Notes the holders of which have elected to exchange their Notes under the Indenture and the denominator of which shall be the aggregate outstanding principal amount of NonTendered Notes. Any portion of the Tender Offer Escrow Account remaining after the distribution to CapStar in accordance with the preceding sentence shall be disbursed to SSPC. All interest earned on the Tender Offer Escrow Amount shall be paid to SSPC.



(j)	Coopera@i6n by purchasers. Purchasers shall
cooperate with SSPC in connection with SSPC,s obligations under this Section 8.4, including, without limitation, by providing information to SSPC relating to CapStar and CapStar Management for inclusion in the Tender Offer and Consent Solicitation materials to be delivered to the Noteholders and by voting any Notes purchased by CapStar in favor of the transaction contemplated hereby.



ARTICLE IX
CLOSING



Section 9.1 Closincr. Unless otherwise mutually agreed to by SSPC and CapStar and subject to Section 8.4, the Closing shall occur on July 1, 1998 (provided that all conditions precedent to the parties obligations hereunder have been satisfied or waived (other than conditions with respect to actions the respective parties will take at the Closing) and if not so satisfied or waived, the Closirig shall be automatically extended from time to time until the first subsequent business



37

day on whi-ch all such conditions are so satisfied or waived, subject, however to Section 11.9 hereof) (the "Closing Date"); provided, however, that CapStar shall have the right to accelerate or extend the Closing Date for a period of fifteen (15) days, by providing written notice thereof to SSPC, in order to accommodate the Closing of the Merger. Notwithstanding the foregoing, in no event shall the Closing occur lal--er than fifteen (15) days following consummation of the Merger (provided that all conditions precedent to the parties obligations hereunder have been satisfied or waived (other than conditions with respect to actions the respective parties will take at the Closing) as of such date and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are so satisfied or waived, subject, however to Section 11.9 hereof). As more particularly described below, at the Closing the parties will meet: (i) to execute all of the documents required to be delivered in connection with the transaction contemplated hereby (the "Closing Documents',); (ii) issue the Partnership Units; and (iii) take all other action required by this Agreement to be taken in order to consummate the transaction contemplated by this Agreement (the "Closing"). The Closing shall take place at the Corporate Offices, or at any other place to which SSPC and CapStar may mutually agree prior to the Closing Date. The point in time at which the Closing shall have been consummated is referred to herein as the "Time of Closing.,,



Section 9.2 Sellers' Deliveries. At the Closing, each Seller (as indicated below) shall deliver to CapStar
Management all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of such Seller and, except as otherwise noted, shall be dated as of the Closing
Date:



(a)	The certificates required by Section 7.2(b)
and
(c) hereof.



(b)	Appropriate resolutions of the shareholders
or board of directors (for corporate Sellers), and the general parl--ner (for partnership Sellers) authorizing this transaction, together with all other necessary approvals and consents of Sellers and such documentary and other evidence as may be reasonably required by CapStar Management authorizing and evidencing the authorization of (i) the execution on behalf of Sellers of this Agreement and the authority of the person or persons who are executing the Closing Documents to be executed .and delivered by Sellers prior to, at or otherwise in connection with the Closing, and
(ii) the performance by Sellers of their obligations hereunder and under the Closing Documents.



(c) All Deeds and Conveyance Documents necessary to transfer title to the Contributed Assets to CapStar
Management as



3 8

contemolated by the te=s of this Agreement and as reasonably requested by CapStar Management.



(d)	A consent from the landlord under each of the
Seller Leases, in form and substance reasonably satisfactory to CapStar, if required by the terms of the Seller Leases.



(e)	A consent from the franchiser or licensor
under each of the Franchise Agreements, in fo= and substance reasonably satisfactory to CapStar, if required by the terms of the Franchise Agreements.



(f) A Te=ination of Management Agreement in form and substance reasonably satisfactory to CapStar.



(g)	Such agreements, affidavits or other
documents as may be reasonably required by the Title Company to issue the Title Policies.



(h) A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code.



(i) All current real estat--e and personal property tax bills in Sellers, possession.



(j)	Stock certificates representing the DG&CC
Stock, duly executed in blank for transfer, or accompanied by appropriate stock powers duly executed in blank for transfer.



(k)	All originals (or copies if originals are not
available) of the Books and Records, Customer and Marketing Information, Permits, Property Reports, and all other documents and records relating to the Business or any Property in the possession or control of Sellers, which shall be deemed to be delivered upon delivery of possession of the Properti-es, the Corporate Office and Vacation Planning Center.



(1) A counterpart signature page to the Opti-on



Agreement.

(m) A counterpart signature page to the Exchange
Rights Agreement.



(n)	A payoff letter from each lessor under each
Capital Lease indicating all amounts due and owing in order to fully discharge and payoff as of the Time of Closing such Capital Lease and, to the extent CapStar desires to payoff the Credit Lyonnais Debt at the Time of Closing, a payoff letter from Credit Lyonnais New York Branch in respect of the Credit Lyonnais Debt indicating all amounts due and owing in order to fully discharge and payoff as of the Time of Closing the Credit Lyonnais Debt.



3 9

(o) An accredited investor certificate, in form and substance reasonably satisfactory to CapStar, from SSPC.



(p)	Such other and further documents and
instruments as may be reasonably requested by CapStar or its counsel in order to better effectuate the purposes of this Agreement.



Section 9.3 Purchasers' Deliveries. At the
Closing, Purchasers shall deliver to Sellers the Contribution Consideration (by wire transfer of immediately available funds to an account designated by Sellers in the case of the Cash Portion) and all other sums required to be paid by Purchasers hereunder, and all of the following instruments, each of whi-ch shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchasers, and, except as otherwise noted, shall be dated as of the Closing Date:



(a) Any supplemental Indentures required under the



Indenture.



(b) The certificates required by Section 7.3(b) and



(c) -

(c)	Appropriate of CapStar and the general such
documentary and other by Sellers authorizing and the execution on behalf of authority of the person or resolutions of the Boards of Directors partner of CapStar Management, and evidence as may he reasonably required evidencing the authorization of (i) Purchasers of this Agreement and the persons who are executing the various documents to be executed and delivered by Purchasers prior to, at or otherwise in connection with the Closing, and (ii) the Derformance by Purchasers of their obligations hereunder and under such documents.



(d)	A counterpart of each of the agreements to be
delivered by Sellers under Section 9.2 which require execution by either Purchaser.



       (e).A counterpart signature page to the Exchange
Rights Agreement and the CapStar Management Partnership
Agreement.



(f) The legal opinion referred to in Section 7.3(e).



(g)	An Assignment and Assumption Agreement, in
form and substance reasonably satisfactory to SSPC and CapStar, pursuant to which SSRC shall assign to CapStar all of its right, title and interest in and to the Management
Transition Agreements and CapStar shall assume the obligations of SSRC under the Management Transition
Agreements.



40 .

(h)	Such other and further documents and
instruments as may be reasonably requested by Sellers or their counsel in order to better effectuate the purposes oi'- this Agreement.



Section 9.4 Possession. Sellers shall deliver possession of the Contributed Assets at the Closing.



ARTICLE X
CONDEMNATION; DAMAGE OR DESTRUCTION



Section 10.1 Conde=ation- In the event of any
actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, SSPC shall give written notice thereof to CapStar promptly after SSPC receives notice thereof. If: (i) all or more than ten percent (10'-.), by value, of South Seas Plantation, Best Western Sanibel, Song of the Sea, the Dunes Club and Marco Radisson, taken as a whole, is, or is to be, so condemned or
sold,	or (ii) all or more than ten percent (lo-.), by
value, of
South	Seas Plantation is, or is to be, so condemned or
sold, or
(iii)	all or more than twenty percent (20'-.), by value, of
Best
Western Sanibel, Song of the Sea, the Dunes Club or Marco Radisson, taken individually, is, or is to be, so condemned or sold, Purchasers shall have the right to terminate this Agreement. If Purchasers elect not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Purchasers at Closi-ng. If Purchasers elect to terminate this Agreement by givi-ng Sellers written notice thereof prior to the Closing, the Earnest Money Deposit shall be promptly returned to CapStar and all rights and obligations of Sellers and Purchasers hereunder (except those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall te=inate immediately.



Section 10.2 Da3nacTe or Destruction.

(a)	If, after expiration of the Due Diligence
Period but prior to Closing, there shall occur any uninsured damage or destruction L-o the Property in excess o-Lc: (i) ten percent (10'i), by value, of South Seas Plantation, Best Western Sanibel, Song of the Sea, the Dunes Club and Marco Radisson, taken as a whole,
(ii)	ten percent (10--.), by value, o@L South Seas
Plantation, or
(iii)	twenty percent (20'-.), by value, of Best Western
Sanibel,-
Song of the Sea, the Dunes Club or Marco Radisson, taken individually, or that would require longer than three hundred sixty-five C365) days to repair, Purchasers shall have the option, in their sole judgment and discretion, (i) to terminate this Agreement, or (ii) to proceed with Closing without any adjustment in the Contribution Consideration, in which event, at Closing, Sellers shall transfer and assign to Purchasers all Sellers, right, title and interest in and to all proceeds from all insurance policies owned by Sellers wi-th respect to the



41

Contributed Assets for such damage or destruction, provided that any existing mortgagees having approval or similar rights relating to application of insurance proceeds have agreed that the insurance proceeds may be transferred and assigned to Purchasers. If Purchasers elect to proceed with Closing, and, as of the Closing Date, the existing mortgagees have not agreed that the insurance proceeds may be transferred and assigned to Purchasers, then, in such event, the insurance proceeds shall be transferred and assigned by Sellers to Purchasers as soon as practicable after Closing. If Purchasers shall elect to terminate this Agreement, Purchasers shall give written notice thereo'L to Sellers on or before the earlier to occur of (A) ten (10) days after Purchasers shall have received written notice of such damage or destruction, or (E) the Closing DaL--e. If Purchasers do not give such notice within such time, Purchasers shall be conclusively deemed to have elect--d to proceed with Closing, and shall not have any further right to terminate this Agreement as a result of such damage or destruction. Upon any termination of this Agreement under this Section 10.2(a), the Escrow Agent shall return to Purchasers the Earnest Money Deposit and all rights and obligations of Sellers and Purchasers hereunder (except those rights and obligations set forl--h herein whi-ch expressly survive a te=ination of this Agreement) shall terminate immediately.



(b)	If, prior to Closing, there shall occur any
damage or destruction to the Property that would require less than: (i) ten percent (100-o), by value, of South Seas Plantation, Best Western Sanibel, Song of the Sea, the Dunes Club and Marco Radisson, taken as a whole, (ii) ten percent (lo@), by value, of South Seas Plantation, or (iii) twenty percent (20'-.), by value, of Best Western Sanibel, Song of the Sea, the Dunes Club or Marco Radisson, taken individually, and take not longer than three hundred sixty-five (365) days to repair, Purchasers shall not have the option to terminate this Agreement, but Closing shall proceed pursuant to Section 10.2(a)(ii) unless Sellers, insurance company has in good faith denied coverage and SSPC is unwilling to pay for the cost (or estimated cost) to repair or restore the damaged Property through a reduction in the Contribution ConsideraL-ion. If Sellers, insurance company denies coverage and SSPC is unwilling to pay for the cost (or estimated cost) to repair or restore the damaged Property through a reduction in the Contribution Consideration, Purchasers may elect to terminate thi-s Agreement by giving Sellers written notice thereof prior to the Closing, the Earnest Money Deposit shall be promptly returned to CapStar and all rights and obligations of Sellers and Purchasers hereunder (except those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. Purchasers acknowledges that Sellers make no reuresentation or warranty as to the amount of any insurance policy proceeds, if any, that will be available to Purchasers in the event of a Closing pursuant to Section 10.2(a)(ii) or this Section 10.2(b). If Sellers' insurance



42

comvany denies coverage and SSPC pays for the cost or estimated cos@ to repair or restore the damaged Property through a reduction in the Contribution Consideration, SSPC shall be entitled to collect and receive any insurance proceeds ultimately determined to be due and owing by Sellers, insurance company in respect of such damage.



Section 10.3 Inability to Deliver South Seas
Plantation. Subject to the provisions of Section 10.1 and
Section 10.2 hereof, if Sellers are unable to deliver title to South Seas Plantation to CapStar Management as required by the te=s of this Agreement, then either Sellers or Purchasers shall have the right to terminate this Agreement. Upon any termination of this Agreement under this Section 10.3, the Escrow Agent shall return to Purchasers,the Earnest Money Deposit and all rights and obligations of Sellers and Purchasers hereunder (except those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall terminate immediately.



Section 10.4 'Inability to Deliver any Pro-perty
Other
than South Seas Plantation. SubjecL-- to the provisions of
Section 10.1 and Section 10.2 hereof, if: (i) Sellers are unable to deliver to CapStar Management title to any Property (other than South Seas Plantation, which shall be governed by the provisions of Section 10.3) as required by the terms of this Agreement, or (ii) any of the representations and warranties of Sellers set forth in Article V hereof shall at the Time of Closing be untrue in any material respect with respect to a particular Property, or (iii) Sellers are unable to deliver any Pror)erty (other than South Seas Plantation) by reason of any condemnation, damage or destruction with respect to a particular Property that would allow Purchasers to terminate this Agreement under Sections 10.1 or 10.2, then Purchasers shall be entitled to eliminate from this Agreement the Property or Properties so affected and the Contribution Consideration shall be adjusted by deducting the amount or amounts shown in Exhibit C for the Property or Properties to be eliminated. If the Con(-ribution Consideration declines below $135,000,000 as a result of the elimination of Properties other than the Marco Radisson or below $120,000,000 as a result of the elimination o'L the Marco Radisson and any other Property, Sellers may terminate this Agreement by written notice to Purchasers delivered at any time after the elimination of the Property or Properties which results in the Contribution Consideration declining below such amount. Notwithstanding Sections 8.3(b) and 8.3(c), if a Property is eliminated pursuant to this Section 10.4, CapStar's obligations under Sections 8.3(b) and 8.3(c) and Sellers, obligations under Section 8.2(c) shall cease and terminate with respect to the Employees of Sellers relating to the Property eliminated under this Section 10.4.



43

ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
TERMINATION RIGHTS



Section 11.1 Survival of Representations and
Warranties. The representations and warranties of Sellers and Purchasers shall survive the Closing for a period of one (1) year commencing on the Closing Date (the "Indemnity
ExT)iration Date"). To the extent any Indemnitee is seeking indemnification, the Indemnitee shall be entitled to indemnity only for those matters as to which the Indemnitee has given written notice thereof to the other party prior to the expiration of the one (1) year period commencing on the Closing Date.



Section 11.2 Inde=ification b-y Purchasers.
Purchasers hereby jointly and severally indemnify and hold Sellers, their partners, their respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each of the foregoing (individually, a "Seller Indemnitee", and collectively, the "Seller Indemnitees") harmless from and againsl-- any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) (individually, an "Indemnification Loss", and collectively, the "Indemnification Losses") that may aL-- any time be incurred by any Seller Indemnitee, whether before or after Closing, as a result of: (i-) any inaccuracy or breach by Purchasers of any of their representations, warranties, covenants or obligations set forth herein, (ii) the non-payment or non-performance of any Assumed Liabilities, (iii) the conduct of the Business after the Closing Date, (iv) any untrue statement of a material fact relating to Purchasers in the Tender Offer Materials and provided by Purchasers in writing to SSPC specifically for inclusion therein (the "Purchaser Information") or any omission by Purchasers to state a material fact relating to Purchasers in the Tender offer Materials necessary in order to make the statements made by Purchasers in the Tender Offer Materials, in light of the circumstances under which they were made, not misleading, and
(v) any action taken by Purchasers or omitted to he taken by Purchasers in connection with the Tender Offer.



Section 11.3 Indemnification b)r Sellers. Sellers hereby jointly and severally indemnify and hold Purchasers, their partners, their respective Affiliates and the officers, directors, employees, agents, advisers and representatives of each such person (individually, a "Purchaser Indemnitee", andcollectively, the "Purchaser Indemnitees") harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys, fees) (individually, an "Indemnification Loss", and collectively, the "Indemnitication Losses") that may at any time be incurred by any Purchaser Indemnitee, whether before or after Closing, as a result of: (i) any inaccuracy or breach by Sellers of any of the representations, warranties, covenants or obligations set forth



44

herein (except for any breach or inaccuracy of any representation cr warranty as to which either Purchaser had Knowledge prior to the Closing and nevertheless elected to consummate the Closing), (ii) Sellers, failure to timely discharge or satisfy any Excluded Liabilities, (iii) any untrue statement of a material fact (other than Purchaser Information) in the Tender O'Lfer Materials or any omission to state a material fact in the Tender Offer Materials necessary in order to make the statements made in the Tender Offer Materials, in light of the circumstances under which they were made, not misleading, and (iv) any action taken by Sellers or omitted to be taken by Sellers in connection with the Tender Offer. Sellers, obligations under this Section
11.3 with respect to indemnity under clause (i) hereof shall terminate on the one year anniversary of the Closing Date, on the second year anniversary of the Closing Date with respect to indemnity under clause (ii) hereof and upon expiration of the applicable statute of limitations period with respect to indemnity under clauses
(iii)	and (iv) hereof.



Section 11.4 Limitations on Inde=ification.

(a)	Notwithstanding anything in Section 11.3
hereof to the contrary, to the extent indemnification is
sought by any Purchaser Indemnitee under clause (i) of
Section 11.3 hereof or under clause (i) of Section 11.3 of
the Other Agreement, Sellers shall be required to provide
indemnification only to the extent the aggregate amount of
all Indemnification Losses under clause
(i)	of Section 11.3 of this Agreement and clause (i) of
Section
11.3	of the Other Agreement exceed Seven Hundred Fifty
Thousand
Dollars ($750,000) and not for any amounts up thereto (the
"Indemnity Deductible"). Indemnification under clause (ii) of
Section 11.3 hereof shall not be subject to the Indemnity
Deductible.



(b)	Notwithstanding anything in Section 11.3
hereof to the contrary, the maximum amount payable for indemnification under clause (i) of Section 11.3 hereof and under clause (i) of Section 11.3 of the Other Agreement shall not in the aggregate exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) and the maximum amount payable by Sellers for all claims for indemnification under Section
11.3 hereof and under Section 11.3 of the Other Agreement shall not in the aagregate exceed Ten Million Dollars ($10,000,000).



(c)	The amount of any Indemnification Loss for
which indemnification is ldrovided under this Article XI shall be net of any tax benefits or insurance proceeds actually realized by the indemnified party as a result thereof.



Section 11.5 Indemnification Procedure. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the
"Indemnified Party"), notice shall be given by the Indemnified Party to the



45

party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnification may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom@ provided, that (i) the counsel for the Indemnifying Party who shall conduct the defense of the claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in the defense at the Indemnified Party's expense, and (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party o'L its indemnification obliaation under this Agreement, except to the extent that such om@ission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice.



Section 11.6 Exclusive Remedy. Subject to Section
11.7	and Section 11.10 below, the indemnification provisions
of this Article Xi shall be the sole and exclusive remedy of the Seller Indemnitees and the Purchaser Indemnitees with respect to any claim for monetary relief based upon or arising ouL-- of this Agreement.



Section 11.7 Termination by Purchasers. If Sellers default in any material respect in the performance of any of their obligations hereunder and if Sellers fail to cure that default within ten (10) business days after notice thereof from Purchasers (or such other time period as may be explicitly provided for herein), Purchasers, shall have the right to exercise any a-nd all legal and equitable remedies which Purchasers may have against Sellers, including, without limitation, the right to require that Sellers specifically perform their respective obligations under this Agreement.



Section 11.8 Te=ination by Sellers.  If Purchasers
default in any material respect in the performance of any of their obligations hereunder and if Purchasers fails to cure that dei'-ault within ten (10) business days after notice thereof from Sellers (or such other time period as may be explicitly provided for herein), Sellers may either: (i) te=inate this Agreement in which event the Earnest Money Deposit (together with any interest earned thereon) shall be retained by Sellers and all other rights and obligations of Sellers and Purchasers hereunder (except those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, or
(ii)	proceed to Closing.



       Section 11.9 Te=ination by Either Sellers or
Purchasers. If the Closing shall not have occurred before November 1, 1998, any party hereto may elect to terminate this
Agreement, in which event (i) the Earnest Money De-oosit
(together



46

with any interest earned thereon) shall promptly be returned to CaDSta . r, and (ii) all other rights and obligations of Sellers and Purchase--s hereunder (except those rights and obligations set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. In connection with any such te=ination, each party shall pay its own costs and expenses incurred in connection with the transaction contemplated hereby.



Section 11.10 Licruidated Damacres.  SELLERS AND
PURCRASERS AGREE THAT, IN THE EVENT OF TERMINATION OF THIS AGREEMENT AS CONTEMPLATED BY SECTION 11.8 HEREOF OR UNDER THE CIRCUMSTANCES DESCRIBED IN SECTION 3.4 HEREOF, THE DAMAGES THAT SELLERS WOULD SUSTAIN AS A RESULT THEREOF WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. THEREFORE, SELLERS AND PURCHASERS AGREE TRAT SELLERS SHALL RETAIN THE EARNEST MONEY DEPOSIT AS FULL AND COMPLETE LIQUIDATED DAMAGES AND AS SELLERS' SOLE REMEDY.



ARTICLE XII
PRORATIONS; TRANSACTION COSTS AND A.DJUSTMENTS



Section 12.1 Prorations. The following matters and items pertaining to the Business and each Property shall be apportioned between Sellers, on the one hand, and Purchasers, on the other hand or, where applicable, credited in total to Sellers or Purchasers, as of midnight on the day preceding the Closing Date (the "Cutoff Time"). Net credits i-n favor of Purchasers shall be deducted from the Contribution Consideration and net credits in favor of Sellers shall be added to the Contribution Consideration. Unless otherwise indicated below, Purchasers shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Cutoff Time (whether or not due, owing or delinquent as of the Cutoff Time), and Sellers shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Cutoff Time:



(a)	All Taxes (other than federal, state, local
and foreign income, capital stock, windfall profits and franchise L--axes) shall be prorated as of the Cutoff Time between Purchasers and Sellers. Sellers shall be charged with such Taxes accrued or payable as of the Cutoff Time, which shall be credited to Purchasers as a reduction of the Contribution Consideration. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary post-closing, as contemplated in Section 12.3.



(b)	Any amounts prepaid, accrued or payable under
the Indenture shall be prorated as of the Cutoff Time between Purchasers and Sellers. All amounts accrued or payable under the Indenture with reference to periods prior to the Closing Date shall be credited to Purchasers as a reduction of L-he



47

Contribution Consideration. All amounts paid under the Indenture with reference to periods after the Closing Date shall be added to the Contribution Consideration.



(c)	Any amounts prepaid, accrued or due and
payable under the Contracts (including any deposits payable thereunder, but excluding any Contracts for utilities which proration is addressed separately in Section 12.1(i)) shall be prorated as of the Cutoff Time between Purchasers and Sellers. All amounts accrued or payable under the Contracts with reference to periods prior to the Closing Date shall be credited to Purchasers as a reduction of the Contribution Consideration. All amounts paid under the Contracts with reference to periods after the Closing Date shall be added to the Contribution Consideration.
Notwithstanding the foregoing, Sellers shall pay off at or prior to Closing all Equipment Leases which are treated as capital leases (as opposed to operating leases) under GAAP, including, without limitation, the Equipment Leases with respect to the computer, telephone and reservations systems and equipment used at the Vacation Planning Center.



(d)	Any amounts prepaid, accrued or due and
payable under the Leases (including any deposits payable thereunder) shall be prorated as of the Cutoff Time between Purchasers and Sellers. All amounts accrued or payable under the Leases with reference to periods prior to the Closing Date shall be credited to Purchasers as a reduction of the Contribution Consideration. All amounts paid under the Leases with reference to periods after the Closing Date shall he added to the Contribution Consideration.



(e)	Any Compensation for the following specific
items:
direct salaries and wages; (ii) incentive compensation;
(iii) employer's contributions under the Federal Insurance Contribution Act, unemployment compensation and other employment taxes; (iv) accrued vacation pay with respect to the Transferred Employees (A) which are due and payable at Closing, or (B) with respect to which the right to receive such Compensation first arises or accrues prior to Closing (without regard to when such Compensation is paid or becomes due and payable) shall be prorated as of the Cutoff Time between Purchasers and Sellers. All Compensation with reference to periods prior to the Closing Date shall be credited to Purchasers as a reduction of the Contribution Consideration.



(f)	All fees and charges paid for transferable
Permits the current period for which Permit includes the Closing Date shall be prorated as of the Cutoff Time between Purchasers and Sellers. All amounts accrued or payable under such Permits with reference to periods prior to the Closing Date shall be credited to Purchasers as a reduction of the Contribution Consideration. All amounts paid under such Permits with reference to periods



4 8

after the Closing Date shall be added to the Contribution
Consideration.



(g)	The Contribution Consideration shall be
reduced by the amount of all accounts for current guests at the Properties including items charged to such accounts by guests reflected on the ledger of each Property as of the Cutoff Time in an amount equal to fifty percent (500-o) of all of such room charges for such night, plus all other guest ledger charges for such night.



(h)	Purchasers shall receive a credit as a
reduction in the Contribution Consideration for all prepaid deposits for Reservations scheduled for accommodations or events on or after the Closing Date.



(i)	All utility services, including, without
limitation, telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, water, sewer and lighting, shall be prorated as of the Cutoff Time between Purchasers and Sellers by the Escrow Agent. Where possible, cutoff readings will be secured for all utilities as of the Cutoff Time. To the extent they are not available, the cost of such utilities shall be apportioned between the parties by estimating such cost on the basis of the latest actual (not estimated) bill for such service. All such amounts which are payable or estimated to have accrued for such utility services with reference to periods prior to the Closing Date shall be credited to Purchasers as a reduction of the Contribution Consideration. All amounts paid for such utility services with reference to periods after the Closing Date shall be added to the Contribution Consideration. Sellers shall receive a credit for all deposits, if any, made by Sellers as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchasers.



(i)	vending machine, laundry machine, pay
telephone and other coin-operated equipment monies will be removed by Sellers as of the Cutoff Time for the benefit of Sellers (subject to the payment by Sellers of any amounts owed third parties in connection with such vending machines, laundry machines, pay telephones and other coin-operated equipment).



(k)	The Contribution Consideration shall be
increased in an amount equal to the amount of all Accounts Receivable generated from the Business prior to the Cutoff Time which as of .the Cut-O'Lf Time have been unpaid for not more than ninety (90) days (the "Transferred Accounts Receivable"), and Purchasers shall be entitled to collect and retain all such Accounts Receivables as they are received.
If Purchasers are unable to collect the Transferred Accounts Receivable within ninety (90) days following the Closing Date, Sellers shall repurchase at the face value thereof those Transferred Accounts Receivable that



4 9

Purchasers are unable to collect. No adjustment shall be made for any Accounts Receivable generated from the Business prior to the Cut-Off Time which as of the Cut-Off Time shall have been unpaid for ninety (90) days or more, and Sellers shall be entitled to collect and retain all such @ccounts Receivable. Sellers shall deliver to Purchasers on the Closing Date a true, correct and complete schedule listing all of the Transferred Accounts Receivable.



(1)	The Contribution Consideration shall be
increased by the amount paid by Sellers for the items of Consumables and SuDDly Inventory shown on the Financial Statements as follows to the extent such items have not been expensed prior to the Cutoff
Time:	(i) unopened liquor and wine inventory; (ii) golf pro
shop;
(iii)	retail (gifts, groceries, etc); (iv) marina -
gas/oil; (v)
Ships store; (vi) general store; (vii) Shades of Captiva;
(viii) Reflections; (ix) gift shop; (x) pizza parlor; (xi) Uncle Bob,s Ice Cream Shop; (xii) Bayside Outrigger; (xiii) Warehouse Storage; (xiv) Bayside Marina - Grocery; (xv) tennis pro shop; (xvi) maintenance supplies; (xvii) food service supplies; (xviii) office and vending equipment; (xix) computer equipment (which shall be limited to Sellers' on-hand supply of computer replacement parts ana replacement equipment); (xx) gas station; and (xx-L) items customarily included in the "miscellaneous" category. Notwithstanding this Section 12.1(1), CapStar shall have the right to advise SSPC no later than thirty (30) days prior to the Closing Date that CapStar elects not to purchase certain beverage inventory (in which case no proration for such excluded inventory shall be made hereunder). If CapSL--ar so notifies SSPC, the beverage inventory that CapStar elects not to purchase shall not be transferred to CapStar.



(m)	The Contribution Consideration shall be
decreased by the outstanding accounts payable and accrued expenses of Sellers as of the Cutoff Time to the extent that such accounts payable and accrued expenses have not otherwise been deducted from the Contribution Consideration pursuant to this Section 12.1.



(n) All prepaid expenses (including, without limitation, property, casualty, workers, compensa-ion or health

L-
insurance premiums) which are required for operation of the Properties and which have not otherwise been prorated pursuant to this Article XII and which relate to a period of more than one year shall be prorated as of the Cutoff Time between Purchasers and Sellers.



Section 12.2 Settlement Statement and Closing Date
Calculation.



(a)	Sellers and Purchasers, through their
respective accountants or representatives, together shall make such examinations and inventories of Sellers as may be necessary to



5 0

make the adjustments and prorations and allocations of Contribution Consideration among the Contributed Assets under this Article XII or under any other provisions of this Agreement Sellers and Purchasers jointly shall prepare no later than the Closing Date a settlement statement (the "Settlement Statement") that is based upon (i) the last available month-end balance sheet and income statement of Sellers (such month-end statements are generally prepared by Sellers within twenty days following the prior month-end), and (ii) the examinations and inventories described in the preceding sentence. The Settlement Statement shall contain Sellers' and Purchasers' best estimate of the amounts of the items requiring the prora-Lions and adjustments in this Agreement and shall segregate such items on a Property by Property basis to the extent applicable. The amounts set forth on the Settlement Statement shall be the basis upon which the prorations and adjustments vrovided for herein shall be made at the Closing. Subject to Sections 12.2(b) and (c), the Settlement Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Settlement Statement.



(b)	In the event that, at any time within nine
(9) months after the Closing Date, either party discovers any items (other than the items set forth in Sections 12.1(k), (1) and (m)) which should have been included in the Settlement Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Settlement Stat--ement.



(c)	With respect to the items set forth in
Sections 12.1(k), (1) and (m), within one hundred twenty
(120) days after the Closing Date, Sellers shall prepare a calculation of such items as of the Closing Date (the "Clcsing Date Calculation") and sha ' 11 segregate such items therein on a Property by Property basis to the extent applicable. The Closing Date calculation shall also set forth any adjustments to the prorations and adjustments set forth in the Settlement Statement. If Purchasers have any objections to the Closing Date Calculation, Purchasers shall deliver a detailed statement describing its objections to Sellers within thirty (30) days a-fter receiving the Closing DaL--e Calculati-on. Purchasers and Sellers shall use reasonable efforts to resolve any such objections themselves. If Sellers and Purchasers do not obtain a final resolution within thirty (30) days after Sellers have received the statement of objections,

Sellers and Purchasers shall select an accounting firm mutually acceptable to them to resolve any remaining objections. If

Purchasers and Sellers are unable to agree on the choice of an accounting fi=, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) . The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon Purchasers and Sellers. U-pon resolution of all objections to the Closing Date Calculation, Sellers promptly shall revise the Closing Date Calculation to



51

reflect such resolution of objections. Purchasers or Sellers, as the case may be, shall promptly pay the other party the amount of any additional adjustment required under such revised Closing Date Calculation (or as required under the initial Closing Date Calculation if Purchasers do not notify Sellers bf any objections within the applicable thirty-day period). Purchasers and Sellers shall split the costs and expenses of the accounting firm referenced above. Sellers shall make the work papers and back-up materials used in preparing the Closing Date Calculation available to Purchasers and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by Sellers of the Closing Date Calculation, (ii) the review by Purchasers of the Closing Date Calculation, and (iii) the resolution by Purchasers and Sellers of any objections thereto.



Section 12.3 Transaction Costs.

(a)	Sellers shall pay for the following costs
associated with this transaction: (i) the fees and expenses of NationsBanc Montgomery Securities, (ii) the fees and expenses of its accountants and attorneys, and (iii) the costs and expenses of any mortgage or other releases associated with the pay off and release of existing mortgages and other non-permitted encumbrances.



(b)	Purchasers shall pay for the following costs
associated with this transaction: (i) the fees and expenses of its investment bankers or advisers; (ii) the fees and expenses of .its accountants and attorneys; (iii) appraisal fees and charges, (iv) the fees, charges and expenses incurred in connection with any third party reports obtained by either Purchaser (including, without l-LmiL-ation, environmental, structural engineering and marketing reports),
(v) application and/or transfer fees relating to the Franchise Agreements or any other franchise affiliations Purchasers desire to obtain, and (vi) fees and expenses relating to the transfer of all liquor licenses for the Properties.



(c)	Sellers and Purchaser shall split equally the
following costs associated with this transaction: (i) recording fees and charges, (ii) the fees and expenses of the Escrow Agent, (iii) the costs of updates to the Existing Surveys or obtaining new surveys, (iv) transfer taxes, (v) documentary stamp taxes, (vi) sales and use taxes incurred by reason of the transfer of the Contributed Assets as contemplated by this Agreement, (vii) mortgage documentary or stamo taxes incurred in connection with the assumption of the Assumea Debt by Purchasers, and (viii) costs and charges relating to all Title Commitments and Title Policies (including, without limitation, any costs and charges of Guardi:an Title of Lee County). All other costs and expenses not expressly addressed in this Section 12.3 shall be allocated between the parties in accordance with local custom for similar transactions.



52

(d)	If SSPC is able to provide CapStar with
engineering, building condition, environmental or appraisal reports that are satisfactory to CapStar and for which CapStar can obtain reliance letters, then if CapStar elects to use such reports CapStar will pay to SSPC the fees CapStar normally would pay for such reports under its national contracts.
Notwithstanding the foregoing sentence, CapStar shall have no obligation to use and pay for reports that SSPC may be able to provide to CapStar.



Section 12.4 Further Increases to Contribution
Consideration. The Contribution Consideration shall be increased by the amounts of the following items and such items shall be transferred to CapStar Management at Closing and, if appropriate, shall be deemed to be included in the Contributed Assets.



(a)	all deposits for liquor licenses, utility
deposits and beverage deposits with respect to the liquor licenses, utilities and beverage services at the Properties;



(b) the prepaid usage deposit for the use of effluent water at the golf course at the Dunes Club; and



(c)	the amount by which Sellers' Actual Base
Capital Expenditures as of the Closing Date exceed Sellers' Prorated Base Budgeted Capital Expenditures plus the amount spent by any Seller in respect of any Approved Project Capital Expenditure. The 1998 annual budgeted base capital expenditures for the purposes of the calculation required by this Section 12.4(c) and as previously submitted to CapStar is $4,151,000.



Section 12.5 Further Reduction to Contribution Consideration. The Con,--ribution Consideration shall be decreased by: (i) the amount by which Seller's Prorated Base Budgeted Capital Expendi-tures exceed Seller's Actual Base Capital Expenditures as of the Closing Date, and (ii) all amounts due and owing in order to fully discharge and payoff as of the Time of Closing the Capital Leases as set forth in the payoff letters required to be delivered under Section 9.2(n) hereof.



53

ARTICLE XIII
MISCELLANEOUS PROVISIONS



Section 13.1 Completeness, Modification. This
Agreement, the Exhibits and Schedules hereto and the documents required to be delivered hereby constitute the entire agreement between Sellers and Purchasers with respect to the transaction contemplated hereby and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by Sellers and Purchasers. Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.



Section 13.2 Assiq=ent. Except in connection wi-th the Merger, neither any Seller nor any Purchaser shall assign its rights, duties or obligations hereunder without the prior written consent of the others.



Section 13.3 Successors and Assigns; No Third
Party Beneficiary. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall not inure to the benefit o'L, and shall not be enforceable by, any third party. If the Merger is consummated prior to consummation of this transaction, this Agreement shall be binding upon each successor entity to CapStar and CapStar Management and all obligations of CapStar hereunder shall thereafter be obligations of MeriStar Hospitality and MeriStar Hotels and all obligations of CapStar Management shall thereafter be obligations of MeriStar Hotel Operating Partnership and MeriStar Hospitality Operating Partnership as if such parties were signato--ies hereto.



Section 13.4 ' Governincr Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.



Section 13.5 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of the parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.



Section 13.6 ' Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances shall not be affected thereby, and each te=,



54

covenant or condition o'L this Agreement shall be valid and enforceable to the fullest extent permitted by law.



Section 13.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.



If to Sellers:	South Seas Properties Company
Limited Partnership
12800 University Drive, Suite 350
Fort Myers, Florida 33907
Attn:	Richard E. Krichbaum
Telecopy: (941) 481-6667

With a copy to:	B aker & Hostetler LLP 1900 East Ninth
Street, Suite 3200 Cleveland, Ohio
44114-3485
Attn:	Albert T., Adams, Esq.
Telecopy: (216) 696-0740

If to Purchasers:    CapStar Hotel Company
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007
-Attn:	John Plunket
Telecopy: (202) 295-2230

With a copy to:      DeCampo, Diamond & Ash
805 Third Avenue
New York, New York 10022
Attn:	William H. Diamond, Esq.
Telecopy: (212) 758-1728



or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in a manner described in this Section 13.7.



Section 13.8 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:



(a)	Singular words shall connote the plural
number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.



55

(b)	All references herein to particular articles,
sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.



(c)	The headings contained herein are solely for
convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.



(d)	Each party hereto and its counsel have
reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreemen-L or any exhibits hereto.



Section 13.9 Sup-olements to Schedules. Any party may at any time, or from time to time after the date hereof, but not later than five (5) days prior to the Closing Date, supplement or amend the Schedules required by this Agreement. No supplement or amendment to such Schedules shall have any effect for the pu@uose of determining -Lhe satisfaction of the conditions to the obligation of the other parties under
Article VII hereof, but any matter disclosed in an amended or supplemental Schedule pursuant to this Section 13.9 shall not form the basis for any claim for indemnification pursuant to this Agreement if the transaction contemplated by this Agreement is consummated.



Section 13.10 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon tha,-exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.



5 6

IN WITNESS WHEREOF, Sellers and Purchasers have caused this Agreement to be executed in their names by their respective duly authorized representatives.



Sellers:

SOUTH SEAS PROPERTIES COMPANY LIMITED
PARTNERSHIP, an Ohio limited partnership



By:	T&T Resorts, L.C., a Florida
limited liability company, general
partner



By:



t M. Taylor, Chai an and



R@beft-
Manager



SOUTH SEAS RESORTS COMPANY LIMITED PARTNERSHIP, a Florida limited partnership



By:	S.  S. Reso
Florida
general -



By:



Management, L.C.



anagement, L.C., a ,
ed liability company,
er



Robe'rt M( Taylor, Cha   an and
Manager I



SOUTH SEAS RESORT LIMITED PARTNERSHIP,
an Ohio limited partnership



By: SAN-CAP
limited



By:



57



I	L.C., a Florida
ty company



Robert
Manager



Taylor, Chai an and

MARCO SSP, LTD., a Florida limited
partnership



By:	Marco SSP.  InC., a Florida
c:ox7pora



By:           I
Its -.



SOUTH SEAS & CAFTIVA IZOPE

S, L.



By t



Resorts Realt
corporate



Inc. , a
ene-@     ar



B
I     Z/ / - @/ @



Purchasers:

CAPSTA,R NOTEL COMPANY


13Y     zi ,-@ic-,
 . Name:  14]J,,   /@ @@
Title:	si@, I/.,,



Title:   si@, z

CAPSTAR MANAGEMENT COMPANY, L.P.

By:	CapStar Hotel Company, a Delaware



corpo



ation, general partner
r,



By     I -//

74/

/,Z



Name -
Title -.



!5 8



'@ LIl-

LIST OF EXHIBITS AND SCHEDULES
TO
CONTRIBUTION AGREEMENT
Schedules to Contribution Agreement:


Schedule	1.2(a)

Schedule	1.2(1)
Schedule	1.2(j)
Schedule	1.2(1)
Schedule	1.3
Schedule	4.1(d)
Schedule	5.6
Schedule	5.7
Schedule	5.8
Schedule	5.9
Schedule	5.12
Schedule	5.13
Schedule	5.14
Schedule	5-15
Schedule	5.16
Schedule	5.21
Schedule	6.3
Schedule	6.9



Exhibits



Exhibit A
Exhibit B
Exhibit C
Exhibit D



Legal Description of Land and Addresses of
Properties
Tenant Leases
Seller Leases
Management Agreements
Excluded Assets
Title Commitments and Surveys
Financial Statements
Compliance with Applicable Laws
Litigation
Insurance
Environmental Matters
Pension and Welfare Plans
Permits
List of Condominium Lease Agreements
Equipment Leases and Material Contracts
Proprietary Rights
Purchaser's Conflicts
Capstar Management Partne--ship Agreement



to Contribution Agreement:



Definitions
Proposed Amendments to Indenture
Elimination Price Reductions
Form of Option Agreement Relating to
Tradewinds



5 9

EXHIBIT A

The following terms when used in this Agreement shall have the indicated meanings:



"Accounts Receivable" has the meaning set forth in clause (t) of the definition of Contributed Assets.



"Actual Base CaDital Expenditures" means the amount of base capital expenditures undertaken by Sellers for the period commencing January 1, 1998 and ending on the Closing Date.



"Additional Deposit" has the meaning set forth in
Section 3.4 of this Agreement.



"Affiliate" has the meaning set forth in Section 12b-2 of the Securities Exchange Act of 1934, as amended.



"AGTII has the meaning set forth in Recital H to this



Agreement.

"A-o-olicable Law,, means all laws, statutes, rules, regulations, ordinances and codes of any Governmental Authori-L-y and any Board of Fire Underwriters and similar agencies, and any judgment, injunction, order, decree or other judicial. requirement affecting or in any way relating to the Business and the operation of the Properties, including, without limitation, Environmental Health and Safety Laws and SEC Laws.



"Assumed Debt" means the Credit Lyonnais Debt, the
Subordinated Debt and all amounts due and owing in order to fully discharge and payoff as of the Time of Closing the Capital Leases.



"Assumed Liabilities" has the meaning set forth in
Section 2.1 of this Agreement.



"Base CaDital Projects" means those normal, recurring projects of a capital nature that are reflected in Sellers' 1998 budget.



"Best Western Sanibel,, has the meaning set forth in Recital A.1 to this Agreement.



"Bond Purchase,, has the meaning set forth in Section
8.4(e) of this A7greement.



"Books and Records" has the meaning set forth in
clause
(r)	of the definition of Contributed Assets.



"Brokerage Business" has the meaning set forth in Recital D to this Agreement.



60

"Business" has the meaning set forth in Recital E to this Agreement.



"CaDital Leases" means all Leases the obligations of which are required to be classified and accounted for under GAAP as capital lease obligations on a balance sheet.



"CaDStar" has the meaning set forth in the first paragraph of this Agreement.



"CauStar Common Stock" means the common stock, $.Ol par value, of CapStar.



"CazStar Manaaement" has the meaning set forth in the first paragraph of this Agreement-



"CaDStar Management Partnershin Agreement" means the Amended and Restated Agreement of Limited Partnership of
CapStar Management, as the same has been amended.



"CapStar Representatives" has the meaning set forth in
Section 4.1(c) of this Agreement.



"CaDStar Shares Amount" means a whole number of shares of CapStar Common Stock equal to the prbduct of the number of Partnership Units offered for exchange, multiplied by the Conversion Factor,(rounded down to the nearest whole number in the event such product is not a whole number); provided that if CapStar at any time issued to all holders of CapStar Common Stock rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase shares of CapStar Common Stock, or any other securities or property, wh4Lch rights have not expired pursuant to their terms, then the CapStar Shares Amount thereafter shall also include such rights that a holder of than number of shares of CapStar Common Stock would be entitled to receive.



"Cash Amount" means an amount of cash per Partnership Unit equal to the Value on the Valuation Date o@L the CapStar Shares Amount.



"Closing" has the meaning set forth in Section 9.1 of this Agreement.



"Closing Date" has the meaning set forth in Section 9.1 of this Agreement.



"Closing Date Calculation" has the meaning set forth in
Section 12.2(c) of this Agreement.



"Closing Date Price" means: (i) if the Closing occurs prior to the consummation of the Merger, the average of the last reported sales price (regular way) of CapStar's
Common Stock on



61

The New York Stock Exchange for the seven consecutive day trading period commencing ten business days and ending three business days prior to the Closing Date, and (ii) if the Closing occurs after the consummation of the Merger, the sum of the averages of the last reported sales prices (regular way) of the common stock of MeriStar Hospitality and MeriStar Hotels on The New York Stock Exchange for the seven consecutive day trading period commencing ten business days and ending three business days prior to the Closing Date.



"Closi:gq Documents" has the meaning set forth in
Section 9.1 of this Agreement.



"Code" means the Internal Revenue Code of 1986, as



amended.

"Collar Amount" has the meaning set forth in Section
3.2(a) of this Agreement.



"Collar Price" means whichever of the following



applies:

(a) lio-. of the Execution Date Price, if the Closing
Date Price is greater than 1100-. of the Execution Date
Price; or



(b) 90'-. of the Execution Date Price, if the Closing
Date Price is less than 90*@ of the Execution Date Price; or



(c)	the Closing Date Price, if the Closing Date
Price is greater than or equal to 90% but less than or equal to ilooi of the Execution Date Price.



"ComDarable Convertible RaL-ell has the meaning set for-h

t
-
in Section 8.4(h) of this Agreement.



"Com,oensation" means the direct salaries and wages- paid to or accrued for the benefit of the Employees, including incentive compensation, together with all fringe benefits payable to, or accrued for the benefit of, any executive or other employee, including employer's contributions under the Federal Insurance Contribution Act, unemployment compensation, or other employment taxes, pension fund contributions, workers, compensation, group life and accident and health insurance premiums, profit sharing, retirement, disability, maternity leave, and other similar benefits, accrued vacation pay, accrued sick pay, and all other contributions to, and amounts paid or accrued under, pension and other employee health and benefit plans, programs or policies, including, without limitation, as of any date, the right to receive any of the foregoing notwithstanding that such right entitles such Employee to receive payment at a time after the date in question.



62

"Condominium Lease Aareements" has the meaning set forth in clause (f) of the definition of Contributed Assets.



"Confidential Information" has the meaning set forth in
Section 8.3(a) of this Agreement.



"Consent Solicitation" has the meaning set forth in
Section 8.4(b) of this Agreement.



"Consumables" has the meaning set forth in clause (d) of the definition of Contributed Assets.



"Contracts" means, collectively, the Operating
Agreements, Equipment Leases, Franchise Agreements,
Management Agreements and Memberships.



"Contributed Assets" means the following:

(a)	The land described on Schedule 1.2(a), along
with all appurtenant rights, easements, rights-of-way and privileges relating thereto and landscaping located thereon
(the "Land");



(b)	All buildings, structures and improvements
on or
affixed to the	Land, including fixtures constituting real
property under	Applicable Law (the "Improvements"; the
Land and
the Improvements are referred to herein collectively as the "Real
Property");



(c)	All fixtures, furniture, furnishings,
fittings, equipment, machinery, appliances, vehicles, computer hardware, art work and other articles of tangible personal property (together with all warranties and guaranties with respect thereto to L--he extenl-- transferable), which are used or usable or have been ordered for future use in connection with the Business or operation of the Properties, other than the Consumables and Supply Inventories (the "Fixtures and Tangible Personal Property") and other than the Fixtures and Tangible Personal Property that is being sold to Purchasers under the Other Agreement;



(d)	All food and beverages (alcoholic and
nonalcoholic) that are held for sale, whether opened or unopened, which are used or held in reserve or ordered for future use in connection with the Business or operation of the Properties at normal operating levels, and including all resupplies and replacements in the Ordinary Course of Business prior to the Closing Date (the "Consumables"), other than the Consumables being sold to Purchasers under the Other Agreement;



(e)	All china, glassware, silverware; linens;
uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries;
stationery, menus and other printed materials; and all other



63

materials and supplies, whether in use or held in reserve or ordered for future use in connection with the Business or operation of the Properties at normal operating levels, and including all resupplies, substitutions and replacements in the Ordinary Course of Business prior to the Closing Date (the "Supply Inventories"), other than the Supply Inventories being sold to Purchasers under the Other Agreement;



(f)	All guaranteed lease agreements, rental
agreements and other similar agreements between any Seller and owners of individual condominium units or private residences for the shortterm rental of such units or residences by such Seller to third parties on behalf of such owners at South Seas Plantation, the Sundial Beach & Tennis
Resort and the Sanibel Inn (the "Condominium Lease
Agreements,,);



(g)	All memberships and membership agreements for
access to or the use of any of the facilities at the Dunes
Club, South Seas Plantation or any other Property (the
"Memberships,,);



(h)	All bookings and reservations for (i) guest
rooms and conference, convention and banquet rooms or other facilities at the Properties, and (ii) the condominium units or private residences under Condominium Lease Agreements (the
"Reservations");



,(i) The leases, subleases and similar agreements
(including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) listed on Schedule 1.2(i) for the use or occupancy by third parties of any portion of the Real Property (other than the Reservations)(the "Tenant Leases");



(j)	The leases, subleases and similar agreements
(including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) listed on Schedule 1.2(i) for the.use or occupancy by Sellers of real property (the "Seller Leases,,);



(k)	The Franchise Agreements;

(1)	The management agreements listed on Schedule
1.2(l) (the "Management Agreements");



(m)	All service and maintenance contracts, credit
card service agreements, booking and reservation agreements, brokerage and commission agreements, and all other contracts and agreements (including all amendments, modifications and supplements thereto and extensions and renewals thereof, and all warranties and guaratties thereunder to the extent transferable) which are held by any Seller in connection with the Business or operation of the Properties, other than the Condominium Lease Agreements,
Memberships, Seller Leases, Tenant Leases, Franchise
Agreements,



64

Management Agreements and Equipment Leases (the "Operating
Agreements");



(n)	All leases and purchase money security
agreements for any Fixtures and Tangible Personal Property (including all amendments, modifications and supplements thereto and extension and renewals thereof, and all warranties and guaranties thereunder to the extent transferable) which are held by any Seller in connection with the Business or operation of the -Properties, other than the Condominium Lease Agreements, Memberships, Seller Leases, TenanL- Leases, Franchise Agreements, Management Agreements and Operating Agreements (the "Equipment Leases");



(o)	All licenses,-permits, consents,
authorizations, approvals and certificates of any Governmental Authority used in connection with the Business or operation of the Properties (to the extent the same are transferable) (the "Permits");



(p)	All of the following owned by, issued to or
licensed to any Seller and used in connection with the Business or operation of the Properties (to the extent the same are transferable): (i) trademarks, L--rade names (including, without limitation, the names of the Properties set forth in the recitals to this Agreement), service marks, trade dress, symbols and logos, together with all goodwill associated therewith, and all registrations, applications, renewals, adaptations, derivations and combinations thereof;
(ii) copyrights and copyrightable works and all registration, applications and renewals therefor; (iii) trade secrets and confidential information (including, without limitation, ideas, drawings, specifications, designs, plans, proposals, financial and accounting data, business and marketing plans);
(iv) computer software; (v) all other intellectual property rights; and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium) (the "Intellectual Property");



(q)	All guest lists, cusl--omer files, group
files, sales records, sales literature and brochures and other written marketing materials, and all telephone numbers used in the Business or operation of the Properties, and all goodwill associated with the Properties (the "Customer and Marketing Information");



(r)	All books and records, ledgers,
correspondence-and other files and documents maintained by or on behalf of Sellers in connection with the Business or operation of the Properties, and with respect to Sellers' Entities (as the case may be) (the "Books and Records");



(s) All blueprints, plans and specifications, engineering and environmental reports and studies relating to the



65

Real Property, to the extent the same exist and are trans'Lerable,
(the "Property Reports");



(t)	Subject to Section 12.1(k) hereof, all trade
accounts receivable, notes receivable and other receivables (the "Accounts Receivable"), and all claims, deposits, refunds, causes of action, rights of reconvey, rights of setoff, rights of recoupment and investments, and prepaid expenses in connection with the Business or operation of the Properties; and



(u)	All cash in house banks at the Properties;

(v)	All of the capital stock of DG&CC (the 'IDG&:CC



Stock") ;

(w) SSPC's interest in the Lee County Electric
Cooperative Equity Account.



"Contribution Consideration" has the meaning set forth in Section 3.1 of this Agreement.



"Conversion Factor" means 1.0, provided that if CapStar (i) declares or pays a dividend on its outstanding shares of CapStar Common Stock in shares of CapStar Common Stock or makes a distribution to all holders of its outstanding CapStar Common Stock in shares of CapStar Common Stock; or (ii) combines its outstanding shares of CapStar Common Stock into a smaller number of shares of CapStar Common Stock, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of shares of CapStar Common Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares of CapStar Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.



"CorDorate Offices" means the offices of Sellers located at 12800 University Drive, Suites 350 and 420, Fort
Myers, Florida.



"Credit LVonnais Loan Agreement" has the meaning set forth in section 5.20 of this Agreement.



"Credit Lyonnais Debt" means the outstanding principal amount, all accrued but unpaid interest, all prepayment costs and any other fees and charges imposed by Credit Lyonnais New York Branch (or the other lenders under the Credit Lyonnais Loan



66

Agreement) as of the Time of Closing due and owing to Credit Lyonnais New York Branch, Barnett Bank, N.A. and FINOVA Capital Corporation under the Amended and Restated Loan Agreement, dated as of September 26, 1996, as amended.



"Customer and Marketing Information" has the meaning set forth in clause (q) of the definition of Contributed
Assets.



"Cutoff Time" has the meaning set forth in Section 12.1 of this Agreement.



"Deeds and ConveVance Documents" mean the following documents necessary to convey and assign to CapStar
Management all of Sellers' right, title and interest in and to the Property:



(a)	wi-th respect to the transf er of the Real Property
under this Agreement, a special warranty deed in form and substance reasonably satisfactory to SSPC and CapStar, subject only to the Permitted Title Exceptions;



(b)	with respect to the transfer of the Personal Property
(other than the Personal Property covered under clauses
(d) , (e) and (f) of this definition) under this Agreement, a Bill of Sale in form and substance reasonably satisfactory to SSPC and CapStar;



(c)	with respect to the assignment of the Tenant Leases,
Seller Leases and Condominium Lease Agreements under this Agreement, an Assignment and Assumption of Leases in form and substance reasonably satis-Lcack--ory to SSPC and CapStar;



(d)	with respect to the assignment of the Operating
Agreements, Equipment Leases, Franchise Agreements,
Management Agreements, Memberships and Permits under this Agreement, an Assignment and Assumption of Operating Agreements in form and substance reasonably satisfactory to SSPC and CapStar;



(e)	with respect to L--he transfer of any Intellectual
Property, Reservations and other intangible
Personal Property under thi-s Agreement, an -

Assignment and Assumption Agreement in form and substance reasonably satisfactory to SSPC and CapStar.



'IDG&CC" means The Dunes Golf & Country Club, Inc., a
Florida corporation.



67

'IDG&CC Stock" has the meaning set forth in clause (v) of the definition of Contributed Assets.



"Dollar Amount" has the meaning set forth in Section
3.2(a) of this Agreement.



"Due Diligence Period" has the meaning set forth in
Section 4.1 of this Agreement.



"Dunes Club" has the meaning set forth in Recital A.3 to this Agreement.



"Earnest Money De-oosit" has the meaning set 'Lorth in
Section 3.4 of this Agreement.



"EmDlovees" means all employees of SSRC and SSPC employed exclusively in connection with the Business.



"Environmental Claims" means any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made in writing by or on behalf of any third party including, without limitation, any Governmental Authority, relating to or arising out of the release of any Hazardous Substances or the violation of any Environmental, Health and Safety Laws.



"Environmental, Health and Safetv Laws" means any federal, state, or local statute, law, rule, regulation, ordinance and code of any Governmental Authority, and any judgment, injunction, order, decree or other judicial requirement which regulates or controls (i) pollution, contamination, or the condition of groundwater, surface water, soil, sediment, air or L-he workplace or (ii) a spill, leak, emission, discharge, release or disposal into groundwater, surface water, soil, sediment, air or the workplace, including without limitation the federal Comprehensive, Environmental Response, Compensation, and Liability Act ("CERCLAII), 42 U.S.C. 9601 et secr., as amended; the federal Resource Conservation and Recovery Act ("RCPAll), 42 U.S.C. 6901 et seg., as amended; the Hazardous Materials Transportation Act (11 HMTAII), 49 U.S.C. 1801 et sea., as amended; the Toxic Substances Control Act ("TSCAII), 15 U.S.C. 2601 et sea., as amended; the Clean
Air Act ("CAAII), 42 U.S.C. 7401 et sea., as amended; the Clean Water Act ("CWAII), 33 U.S.C. 1251 et seg., as amended; the Safe Drinking Water Act (IISDWAII), 42 U.S.C. 300f et sea., as amended; the Emergency Planning and Community Right to Know Act ("EPCPAll), 42 U.S.C. 11001 et seg., as amended; the Federal, Insecticide, Fungicide and Rodenticide Act ("FIFRAII), 7 U.S.C. 136 et ' sea., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 651 et ' sea., as amended; the National
Environmental Policy Act ("NEPAII), 42 U.S.C.
4321 et sea.,
as amended; any similar state or local statutes or ordinances, and the regulations promulgated thereunder.



68

I., "Ecruioment Leases" has the meaning set forth in
clause
(n)	of the definition of Contributed Assets.



"ERISAII means the EmiDloyee Retirement Income
Security Act of 1974, as amended, and the regulations, interpretations and exemptions promulgated thereunder.



"Escrow Agent" has the meaning set forth in Section 3.4 of this Agreement.



"Escrow E@iration Date" has the meaning set forth in
Section 8.4(i) of this Agreement.



"Excluded Assets" has the meaning set forth in
Section
1.3	of this Agreement.



"Excluded Liabilities" has the meaning set forth in
Section 2.2 of this Agreement.



"Execution Date Price" means $33.96.

"Executive ManacTement Employees" means the following individuals: Robert M. Taylor, Timothy R. Bogott,
Richard E. Krichbaum, Brian P. Garavuso, Ralph G. Suda,
Salvatore S. Dickinson, Fred L. Hawkins, Brett P. Smith, John
B. Naylor and Earl Raven.



"Existing Surveys" has the meaning set forth in Section
4.1(d) of this Agreement.



"Financial Statements" has the meaning set forth in
Section 5.6 of this Agreement.



"First Extension Period" has the meaning set forth in
Section 8.4(e) of this Agreement.



"Fixtures and Tancrible Personal. Property" has the meaning set forth in clause (c) of the definition of Contributed Assets.



"Floor Amount" has the meaning set forth in Section
3.2(a) of this Agreement.



"Franchise Aareements" means the [franchise and license agreements for the Marco Radisson and Best Western Sanibel.



"GAAP" means generally accepted accounting principles, consistently applied.



"Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to



69

government, in each case to the extent the same has jurisdiction over the person or property in question.



"Hazardous Substances" means any toxic substance, hazardous substance, hazardous waste, hazardous material, solid waste, residual waste, infectious waste, contaminant, pollutant, or constituent thereof, whether solid, semisolid, liquid or gaseous, which are regulated, li-sted or controlled by Environmental, Health and Safety Laws.



"ImDrovements" has the meaning set forth in clause (b) of the definition of Contributed Assets.



"Indemnification Loss" or "Indemnification Losses" have the meaning set forth in Sections 11.2 and 11.3 of this Agreement.



"Indemnified Party" has the meaning set forth in
Section 11.5 of this Agreement.



"Indemnif-ving Part-y" has the meaning set forth in
Section 11.5 of this Agreement.



"Indemniteell means either a Seller IndeTnnitee or a Purchaser Indemnitee, as the case may be.



"Indemnity ExDiration Date" has the meaning set forth in Section 11.1 of this Agreement.



"Indenture" means the TrusL- Indenture, dated
March 28, 1996, between Sellers and SunTrust Bank, Central
Florida, National Association, relating to Sellers' 100-.
Subordinated Notes due April 15, 2003, in the original principal amount of $43,500,000.



"Initial Deuosit" has the meaning set forth in
Section
3.4	of.this Agreement.



"Initial Tender ExDiration Date,' has the meaning set forth in Section 8.4(d) of L--his Agreement.



"Insurance Policies" has the meaning set forth in
Section 5.9 of this Agreement.



"Intellectual Prooertv" has the meaning set for-Lh inclause (p) of the definition of Contributed Assets.



"Knowledcrell means, (i) with respect to any Seller, the
I
current actual knowledge of Robert M. Taylor, Timothy R. Dogott, Richard E. Krichbaum or Judy Emens (after due inquiry of the general managers of the Properties) and shall not be construed to refer to the knowledge of any other trustee, partner, officer, director, agent, employee or representative of any Seller, or any



7 0

Affiliate of any Seller; and (ii) with respect to either Purchaser, the current actual knowledge of John Plunket, William Reynolds, Troy Furbay, Robin Kirk, John Emery and David McCaslin and shall not be construed to refer to the knowledge of any other trustee, partner, officer, director, agent, employee or representative of either Purchaser or any Affiliate of either Purchaser, or any matter disclosed by Sellers to Purchasers in writing pursuant to Article V or
Article VI hereof.



"Land" has the meaning set forth in clause (a) of the definition of Contributed Assets.



"Leases" means, collectively, the Condominium Lease
Agreements, Seller Leases and Tenant Leases.



"Letter of Credit" has the meaning set forth in
Section
3.5	of this Agreement.



"Liabilities" means any liability, obligation, loss in value, damage, cost or expense of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, including, without limitation, any liability with respect to taxes of any kind whatsoever that relate to any of the Contributed Assets or the Business.



"Manacrement Aqreements" has the meaning set forth in clause (1) of the definition bf Contributed Assets.



"Management Level Emolovees" means all salaried
Employees of SSPC and SSRC having an annual salary of $25,000 or more.



"Manaaement Transition Acrreements" has the meaning set forth in Section 8.3(b) of this Agreement.



"Marco" has the meaning set forth in the first paragraph of this Agreement.



"Marco Radisson" has the meaning set forth in Recital C to this Agreement.



"Material Adverse Effect" means, with respect to Sellers, a material adverse effect on the business, assets, properties or liabilities of Sellers taken as a whole, and with respect to Purchasers, a material adverse effect on the business, assets, properties or liabilities of Purchasers taken as a whole.



"Material Contract" means any Operating Agreements and Equipment Leases requiring aggregate remaining payments in excess of Fifty Thousand Dollars ($50,000).



71

"Membershi-ps" has the meaning set forth in clause (g)
OIL the definition of Contributed Assets.



"Noteholders" means the holders of the Notes issued under the Indenture.



"Mercrer" has the meaning set forth in Recital H of this



Agreement.

"Meraer Entities" has the meaning set forth in
Section
6.1	of this Agreement.



"MeriStar Hosnitality" has the meaning Se-L forth in Recital H of this Agreement.



"MeriStar HosDitality OPeratincT Partnershin" has the meaning set forth in Recital H of this Agreement.



"MeriStar Hotels" has the meaning set forth in Recital
H of this Agreement.



"MeriStar Hotels Operating Partnershin" has the meaning set forth in Recital H of this Agreement.



"Minimum Consent Reauirement" has the meaning set forth in Section 8.4(c) of this Agreement.



"Non-Tendered Notes" has the meaning set forth in
Section 8.4(g) of this Agreement.



"Notes" means the notes issued under the Indenture.



"Overating Aareements" has the meaning set forth in clause (m) of the definition of Contributed Assets.



"Option Agreement" means the agreement attached hereto as Exhibit D



"Ordinarv Course of Business" means with respect to the Business and each Property the ordinary course of business consistent with past custom and practices for the Business and such Property.



"Other AcTreement" has the meaning set forth in Recital
G of this Agreement.



"PartnershiD Units" means: (i) if the Closing occurs prior to consummation of the Merger, a fractional, undivided share of the ownership interests in CapStar Management, and (ii) if the Closing occurs after consummation of the Merger, a fractional, undivided share of the ownership interests in MeriStar Hospitality Operating Partnership and MeriStar Hotels Operating Partnership, and in each case includes any and all



72

benefits to which the holder of such an interest may be entitled as provided in the applicable partnership agreement of each such partnership.



"Pension Plans" has the meaning set forth in Section
5.13(a) of this Agreement.



"Pe=its" has the meaning set forth in clause (o) of the definition of Contributed Assets.



"Permitted Title Exce-otions" has the meaning set forth in Section 4.1(d) of this Agreement.



"Personal ProDertV" means, collectively, all of the Contributed Assets other than the R@al Property.



"Plans" has the meaning set forth in Section 5.13(a) of this Agreement.



"Premium" means a spread to call of fifty (50) basis points over the yield to maturity of the 5.500-. coupon
U.S. Treasury notes due April 15, 2000.



r
r
i
n
g
,

"Project Ca-pital Ex-oenditures" means all non-recu ' extraordinary, special project capil--al expenditures (other than any work undertaken with the proceeds of the Unit Rehab
Loa.n) incurred by Sellers in excess of Sellers' Base Capital
Projects.



"Pro,oertv" and "Properties" have the meaning set forth in Recital E to this Agreement.



"Pro,oertv Reoorts" has the meaning set forth in
clause
(s)	of the definition of Contributed Assets.



"ProDrietary Ricrhts" has the meaning set forth in
Section 5.21 of this Agreement.



"Prorated Base Budaeted CaDital Ex-oenditures" means $4,151,000 multiplied by the number of full months from January 1, 1998 to, but not including, the month of Closi-ng.



 ."Purchaser" and "Purchasers" have the meanings set forth in the first paragraph of this Agreement.



"Purchaser Renorts" has the meaning set, forth in
Section 6.6 of this Agreement.



"Purchaser Indemniteell and "Purchaser Indemnitees" have the meaning set forth in Section 11.3 of this Agreement.



"Purchaser Information" has the meaning set forth in
Section 11.2 of this Agreement.



73

"Real Property" has the meaning set forth in clause (b) o@' the defi i@tio'n of Contributed Assets.



"Reply Period" has the meaning set forth in Section
4.1(d) of this Agreement.



"Reservations" has the meaning set forth in clause (h) of the definition of Contributed Assets.



"SEC Laws" means The Securities Act of 1933, as amended, The Securities Exchange Act of 1934, as amended, and all other federal and state laws applicable to securities.



"Second Extension Period" has the meaning set forth in
Section 8.4(f) of this Agreement.



"Seller" and "Sellers" have the meanings set forth in the first paragraph of this Agreement.



"Seller Leases" has the meaning set forth in clause (j) of the definition of Contributed Assets.



"Seller Indemniteell and "Seller Indemnitees" have the meaning set forth in Section 11.2 of this Agreement.



"Settlement Statement" has the meaning set forth in
Section 12.2 of this Agreement.



"SHMC" has the meaning set forth in Recital G of this



Agreement.
"Song of the Sea" has the meaning set forth in Recital
A.2 to this Agreement.


"South Seas Plantation" has the meaning set forth in Recital B to this Agreement.



IISS&:CPII has the meaning set forth in the first paragraph ol' this Agreement.



IISSPCII has the meaning set forth in the first paragraph of this Agreement.



IISSPC Owned Pro-oertv" and IISSPC Owned Prooerties" ha-ve the meaning set forth in Recital A to this Agreement.



IISSPC Reoorts" has the meaning set forth in Section 5.6 of this Agreement.



IISSRC" has the meaning set forth in the first paragraph of this Agreement.



74

IISSRLP" has the meaning set forth in the first paragraph of this Agreement.



"Subordinated Debt" means the outstanding principal balance and all accrued but unpaid interest as of the Time of Closing due and owing to the Noteholders under the Notes and the Indenture.



"SuDDly Inventories" has the meaning set forth in clause (e) of the definition o@L Contributed Assets.



"Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding,. social security, unemployment, disability, real property, personal property, sales, use, room, occupancy, beach renourishment, vault, transfer, registration, ad valorem, betterment assessments, value added, alternative or add-on minimum, estimated or other tax, charges or fees of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to such tax I-iability of any other person.



"Tenant Leases" has the meaning set forth in clause (i) of the definition of Contributed Assets.



"Tender Offer'l,has the meaning set forth in Section
8.4(a) of this Agreement.



"Tender Offer Escrow Account" has the meaning set forth in Section 8.4(h) o'L this Agreement.



"Tender Offer Materials" has the meaning set forth in
Section 8.4(a) of this Agreement.



"Tender Payment" has the meaning set forth in Section
8.4(g) of this Agreement.



"Time of Closincr" has the meaning set forth in
Section
9.1	of this Agreement.



"Title Commitments" has the meaning set forth in
Section 4.1(d) of this Agreement.



"Title Companvll means First American Title Insurance
Company, Washington, D.C.



"Title Policies" has the meaning set forth in Section
4.1(d) of this Agreement.



75

"Transferred Emulo-yees" has the meaning set forth in
Section 8.3(c) of this Agreement.



"Unit 'Portion" has the meaning set forth in Section
3.2(a) of this Agreement.



"Valuation Date" means the date of receipt by CapStar of a notice of exchange or, if such date is not a business day, the first business day thereafter.



"Value" means, with respect to shares of CapStar
Common Stock (or if the Merger is consummated, shares of the applicable Merger Entity), the average daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market- price for each such trading day shall be: (i) if the CapStar Common Stock is listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the CapStar Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by CapStar; or (iii) if the CapStar Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by CapStar, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the CapStar Common Stock shall be determined by CapStar acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event L--he CapStar Shares Amount includes rights that a holder of CapStar Common Stock would be entitled to receive, and CapStar acting in good faith dete=ines that the value of such rights is not reflected in the value of the CapStar Common Stock determined as aforesaid, then the Value of such rights shall be determined by CapStar acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.



"Variable Portion" has the meaning set forth in Section
3.2(b) of this Agreement.



76

"Welfare Plans" has the meaning set forth in Section
5.13(a) of this Agreement.



RAS1372:23630:97003:RAS-13I.AGT
ras 04/07/98



77